Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and between
AmericanWest Bancorporation
and
Far West Bancorporation
dated as of October 18, 2006

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EXHIBIT A	Form of Voting Agreement

EXHIBIT B	Form of Non-Competition and Non Solicitation Agreement

EXHIBIT C	Form of Company Affiliate Agreement

EXHIBIT D	Form of Articles of Merger

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of October 18, 2006 (this “Agreement”), is made and entered into by and between Far West Bancorporation, a Utah corporation (the “Company”), and AmericanWest Bancorporation, a Washington corporation (“Parent”).
RECITALS
     A. The Company is a Utah corporation having its principal place of business in Provo, Utah.
     B. Parent is a Washington corporation, having its principal place of business in Spokane, Washington.
     C. The respective Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the merger of the Company with and into Parent (the “Merger”) and the merger (the “Bank Merger”) of Far West Bank, a Utah state bank (“Company Bank”), with and into AmericanWest Bank, a Washington banking corporation (“Parent Bank”).
     D. It is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
     E. As a condition to, and simultaneously with, the execution of this Agreement, each director of the Company is entering into an agreement, in the form of Exhibit A hereto (collectively, the “Voting Agreements”), pursuant to which he or she has agreed, solely in his or her capacity as a shareholder of the Company, among other things, to vote his or her shares in favor of the plan of Merger.
     F. As a condition to, and simultaneously with, the execution of this Agreement, certain directors of the Company are entering into a non-competition and non-solicitation agreement with Parent in the form of Exhibit B hereto (collectively, the “Non-Competition and Non-Solicitation Agreements”).
AGREEMENT
     In consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:
Article I
Certain Definitions
     1.01. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
     “Acquisition Proposal” has the meaning set forth in Section 6.07.

     “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
     “Articles of Merger” means the articles of merger to be filed with the Washington Secretary of State and the Utah Secretary of State substantially in the form attached hereto as Exhibit D.
     “ALLL” means the allowance for loan and lease losses, as determined in accordance with GAAP.
     “Bank Merger” has the meaning set forth in the Recital C to this Agreement.
     “Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.) as amended.
     “Benefit Plans” has the meaning set forth in Section 5.03(m).
     “Business Combination” has the meaning set forth in Section 3.07.
     “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Washington and/or Utah are authorized or obligated to close.
     “Cash Consideration” has the meaning set forth in Section 3.02(a).
     “Cash Election” has the meaning set forth in Section 3.03(a).
     “Cash Election Number” has the meaning set forth in Section 3.03(c).
     “Cash Election Shares” has the meaning set forth in Section 3.03(d).
     “CIC Agreements” has the meaning set forth in Section 6.11(f).
     “Code” has the meaning set forth in the Recital D to this Agreement.
     “Combination Cash Election” has the meaning set forth in Section 3.03(a).
     “Combination Stock Election” has the meaning set forth in Section 3.03(a).
     “Community Reinvestment Act” means the Community Reinvestment Act of 1977 (12 U.S.C. Section 2901 et seq.), as amended.
     “Company” has the meaning set forth in the preamble to this Agreement.
     “Company Affiliates” has the meaning set forth in Section 6.06.
     “Company Articles” means the Articles of Incorporation of the Company, as amended.
     “Company Bank” has the meaning set forth in the Recital C to this Agreement.

     “Company Board” means the Board of Directors of the Company.
     “Company By-Laws” means the By-Laws of the Company.
     “Company Common Stock” means the common stock, $3.00 par value per share, of the Company.
     “Company Common Stock Value” has the meaning set forth in Section 3.02(a).
     “Company Dissenters’ Shares” has the meaning set forth in Section 3.01(c).
     “Company Dissenting Shareholder” means any holder of Company Dissenters’ Shares.
     “Company Intellectual Property Rights” has the meaning set forth in Section 5.03(x).
     “Company Loan Property” has the meaning set forth in Section 5.03(o).
     “Company Meeting” has the meaning set forth in Section 6.02.
     “Core Deposits” means all non-brokered deposits and all time deposits under $100,000 of Company Bank.
     “Costs” has the meaning set forth in Section 6.10(a).
     “Deposit Insurance Fund” means the Deposit Insurance Fund maintained by the FDIC.
     “Disclosure Schedule” has the meaning set forth in Section 5.01.
     “Effective Date” has the meaning set forth in Section 2.05.
     “Effective Time” has the meaning set forth in Section 2.05.
     “Election” has the meaning set forth in Section 3.03(a).
     “Election Deadline” has the meaning set forth in Section 3.03(b).
     “Election Form” has the meaning set forth in Section 3.03(a).
     “Election Form Record Date” has the meaning set forth in Section 3.03(a).
     “Environmental Laws” has the meaning set forth in Section 5.03(o).
     “Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.
     “ERISA” means the Employee Retirement Income Security Act of 1974 (29 U.S.C. 1010 et seq.), as amended.
     “ERISA Affiliate” has the meaning set forth in Section 5.03(m).

     “Excess Cash Election Shares” has the meaning set forth in Section 3.03(d)(i)(A).
     “Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. 78a et seq.), as amended, and the rules and regulations thereunder.
     “Exchange Agent” has the meaning set forth in Section 3.03(a).
     “Exchange Fund” has the meaning set forth in Section 3.06(a).
     “Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “Federal Reserve Act” means the Federal Reserve Act (as dispersed throughout 12 U.S.C.), as amended.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
     “GAAP” means generally accepted accounting principles.
     “Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.
     “Hazardous Substance” has the meaning set forth in Section 5.03(o).
     “Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.
     “Indemnified Party” has the meaning set forth in Section 6.10(a).
     “Insurance Amount” has the meaning set forth in Section 6.10(b).
     “Insurance Policies” has the meaning set forth in Section 5.03(s).
     “Knowledge” of the Company, the Company Bank, Parent or any Parent Subsidiary, as the case may be, means to the actual knowledge after reasonable investigation of any director or any officer with the title of Senior Vice President or above of the Company, the Company Bank, Parent or the Parent Subsidiary, as the case may be, or any employee of the Company, the Company Bank, Parent or Parent Subsidiary, as the case may be, with primary responsibility for the subject matter as to which knowledge is at issue.
     “Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.
     “Mailing Date” has the meaning set forth in Section 3.03(a).
     “Material Adverse Effect” means, with respect to Parent or the Company, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position,

results of operations, business or prospects of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiary taken as a whole, as the case may be, or (ii) would materially impair the ability of either Parent or the Company, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, or any pre-closing adjustments made pursuant to Section 6.19, (d) changes in prevailing interest rates or other general economic conditions affecting financial institutions generally, except to the extent such changes disproportionately affect Parent and the Parent Subsidiaries or the Company and Company Bank, as the case may be, and (e) actions or omissions of a party to this Agreement required by this Agreement or taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby.
     “Merger” has the meaning set forth in Recital C to this Agreement.
     “Merger Consideration” has the meaning set forth in Section 3.02(a).
     “Nasdaq” means The Nasdaq Global Select Market.
     “National Labor Relations Act” means the National Labor Relations Act, as amended.
     “Non-Competition and Non-Solicitation Agreements” has the meaning set forth in Recital F to this Agreement.
     “Parent” has the meaning set forth in the preamble to this Agreement.
     “Parent Articles” means the Articles of Incorporation of Parent, as amended.
     “Parent Bank” has the meaning set forth in Recital C to this Agreement.
     “Parent Board” means the Board of Directors of Parent.
     “Parent By-Laws” means the By-Laws of Parent.
     “Parent Common Stock” means the common stock, no par value per share, of Parent.
     “Parent Measuring Price” means the average closing price of Parent Common Stock on the Nasdaq over the 20 consecutive day trading period ending on the third Business Day prior to the Effective Time.
     “Parent Meeting” has the meaning set forth in Section 6.02.
     “Parent Statutory Trust I” has the meaning set forth in Section 5.04(c).

     “Parent Statutory Trust II” has the meaning set forth in Section 5.04(c).
     “Parent Subsidiary” has the meaning set forth in Section 5.04(c).
     “PBGC” has the meaning set forth in Section 5.03(m).
     “Pension Plan” has the meaning set forth in Section 5.03(m).
     “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.
     “Proxy Statement” has the meaning set forth in Section 6.03(a).
     “Registration Statement” has the meaning set forth in Section 6.03(a).
     “Regulatory Authorities” has the meaning set forth in Section 5.03(i).
     “Regulatory Filings” has the meaning set forth in Section 5.03(g).
     “Rights” means, with respect to any Person, one or more of the stock appreciation rights, restricted stock awards, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any other instrument the value of which is determined in whole or in part by reference to the market price or value of, the capital stock of such Person.
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Documents” has the meaning set forth in Section 5.03(g).
     “Securities Act” means the Securities Act of 1933 (15 U.S.C. Section 77a et seq.), as amended, and the rules and regulations thereunder.
     “Stock Consideration” has the meaning set forth in Section 3.02(a).
     “Stock Election” has the meaning set forth in Section 3.03(a).
     “Stock Election Number” has the meaning set forth in Section 3.03(c).
     “Stock Election Shares” has the meaning set forth in Section 3.03(d).
     “Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.
     “Tax” and “Taxes” mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, imposed by any taxing authority whether arising before, on or after the Effective Date, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
     “Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with any taxing authority including, without limitation, any documentation required to be filed with any taxing authority or to be retained by the Company or the Company Bank in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.
     “Third-Party Intellectual Property Right” has the meaning set forth in Section 5.03(x).
     “Treasury Shares” has the meaning set forth in Section 3.01(d).
     “UDFI” means the Utah Department of Financial Institutions.
     “Undesignated Shares” has the meaning set forth in Section 3.03(a).
     “URBCA” means the Utah Revised Business Corporation Act, Utah Code Ann. Section 16-10a-101 et seq.
     “USA Patriot Act” means the USA Patriot Act (Pub. L. No. 107 56).
     “Voting Agreements” has the meaning set forth in Recital E to this Agreement.
     “WBCA” means the Washington Business Corporation Act, Rev. Code Wash. Section 23B.01.010 et seq.
     “WDFI” means the Washington State Department of Financial Institutions.
Article II
The Merger
     2.01. The Merger. At the Effective Time, the Company shall merge with and into Parent, the separate corporate existence of the Company shall cease and Parent shall survive and continue to exist as a Washington corporation.
     2.02. Articles of Incorporation and By-Laws. The Parent Articles immediately after the Effective Time shall be those of Parent as in effect immediately prior to the Effective Time amended to increase the number of authorized shares of Parent Common Stock and to provide hereafter that a plan of merger may be approved by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon. The Parent By-Laws immediately after the Effective Time shall be those of Parent as in effect immediately prior to the Effective Time.
     2.03. Directors and Officers of Parent. The directors and officers of Parent immediately after the Effective Time shall be the directors and officers of Parent immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified, except that the Parent Board shall be increased by two, such vacancies to be filled by directors of the Company selected by the Parent Board.
     2.04. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 23B.11.060 of the WBCA and Section 16-10a-1106 of the URBCA, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in Parent, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Parent.
     2.05. Effective Date and Effective Time. On such date as Parent selects (and promptly provides notice thereof to Company), which date shall be within ten days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of Governmental Authorities and the receipt of all approvals of Governmental Authorities and all conditions to the consummation of the Merger are satisfied or waived (or, at the election of Parent, on the last Business Day or day of the month in which such tenth day occurs or, if such tenth day occurs on one of the last five Business Days of such month, on the last Business Day or day of the succeeding month, or on such earlier or later date as may be agreed to in writing by the parties, the Articles of Merger shall be filed with the Washington Secretary of State and the Utah Secretary of State, in accordance with all appropriate legal requirements together with such certificates or other documents executed as may be required by law, and the Merger provided for herein shall become effective upon the effective time of such filing (the effective time of such filing or such time as Parent and the Company shall agree upon and specify in the Articles of Merger is called the “Effective Time” and the date on which the Effective Time shall occur is called the “Effective Date”).
     2.06. Changes. Parent may, at any time prior to the Effective Time (including, to the extent permitted by applicable law, after Parent’s shareholders or the Company’s shareholders have approved the plan of Merger) change the method of effecting the acquisition of the Company and Company Bank (including, without limitation, the provisions of this Article II and including, without limitation, by electing not to merge the Company or Company Bank with Parent or any Parent Subsidiary, but rather with a merger subsidiary of Parent) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement, (ii) adversely affect the tax treatment of the Company’s shareholders as a result of receiving the Merger Consideration, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement or (iv) otherwise be materially prejudicial to the interests of the shareholders of the Company.
Article III
Consideration; Exchange Procedures

     3.01. Effect on Capital Stock. Subject to the other provisions of this Article III, at the Effective Time, by virtue of the Merger and without any additional action on the part of the holders of shares of Company Common Stock or Parent Common Stock:
     (a) Parent Common Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Parent Common Stock as to which a shareholder has taken the actions required by Section 23B.13.230 of the WBCA to exercise dissenters’ rights) shall remain an issued and outstanding share of common stock of Parent and shall not be affected by the Merger.
     (b) Company Common Stock. Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than Company Dissenters’ Shares and Treasury Shares) shall be converted into the right to receive either Parent Common Stock or cash as provided herein.
     (c) Company Dissenters’ Shares. All shares of Company Common Stock as to which a shareholder has taken the actions required by Section 16-10a-1323 of the URBCA relating to dissenters’ rights (“Company Dissenters’ Shares”) shall not be converted into or represent a right to receive Parent Common Stock or cash hereunder unless and until such shares have lost their status as dissenting shares, at which time such shares shall either be converted into cash or Parent Common Stock pursuant to Section 3.08.
     (d) Cancellation of Certain Shares. Any shares of Company Common Stock held by Parent or any Parent Subsidiary or the Company or the Company Bank, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Treasury Shares”), shall be cancelled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.
3.02. Conversion of Company Common Stock.
     (a) Cash and Stock Consideration. Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Dissenters’ Shares and Treasury Shares) shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 3.03, either (i) cash (the “Cash Consideration”) in an amount equal to the Company Common Stock Value or (ii) a number of shares of Parent Common Stock (the “Stock Consideration”) equal to the Company Common Stock Value divided by the Parent Measuring Price (the Cash Consideration and the Stock Consideration, together, the “Merger Consideration”). The “Company Common Stock Value” as calculated immediately prior to the Effective Time by Parent shall mean an amount equal to (i) $150,000,000 divided by (ii) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time. A shareholder may elect to receive a combination of cash and Parent Common Stock in exchange for his or her shares of Company Common Stock; provided, however, that with respect to each individual share of Company Common Stock held, a shareholder must elect to receive either all cash or all Parent Common Stock.

     (b) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates representing shares of Company Common Stock are properly presented in accordance with Article III of this Agreement to the Exchange Agent, such certificates shall be cancelled and exchanged for certificates representing the number of whole shares of Parent Common Stock into which such shares were converted, if any, and/or a check representing the amount of cash, if any, into which the Parent Common Stock represented thereby was converted in the Merger, plus any payment for a fractional share of Parent Common Stock.
     3.03. Election and Proration Procedures.
     (a) Election Forms and Types of Elections. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such certificates to the exchange agent selected by Parent (the “Exchange Agent”)) in such form and substance as designated by Parent (the “Election Form”) shall be mailed at Parent’s expense no less than 40 days prior to the Effective Time or on such earlier date as Parent and the Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of a date of Parent’s choice which is at least three Business Days prior to the Mailing Date (the “Election Form Record Date”). Parent shall make available one or more Election Forms as may be reasonably requested by all persons who become holders of Company Common Stock after the Election Form Record Date and prior to the Election Deadline, and the Company shall promptly provide or cause to be provided to the Exchange Agent all information reasonably necessary for the Exchange Agent to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an “Election”) to receive either (i) Parent Common Stock (a “Stock Election”) with respect to all of such holder’s shares of Company Common Stock, (ii) cash (a “Cash Election”) with respect to all of such holder’s shares of Company Common Stock, or (iii) Parent Common Stock in exchange for a specified number of shares of Company Common Stock (a “Combination Stock Election”) and cash in exchange for a specified number of shares of Company Common Stock (a “Combination Cash Election”). Any shares of Company Common Stock (other than Company Dissenters’ Shares or Treasury Shares) with respect to which the holder (or indirectly the beneficial owner) shall not have submitted to the Exchange Agent an effective, properly completed Election Form, which was received prior to the Election Deadline, shall be deemed to be an “undesignated share” (each an “Undesignated Share”) hereunder.
     (b) Proper and Timely Election. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. Central Time on the 30th day following the Mailing Date (or such other time and date as the Company and Parent may mutually agree) (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Company Common Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Company

Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly and timely made with respect to such shares on or before the Election Deadline, and Parent shall cause the certificates representing such shares of Company Common Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Parent and Company required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.
     (c) Allocation. Notwithstanding anything in this Agreement to the contrary, the number of shares of Company Common Stock to be converted into the right to receive Cash Consideration in the Merger (the “Cash Election Number”) shall be equal to 20% of the difference between (i) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (ii) the number of Company Dissenters’ Shares, if any. The number of shares of Company Common Stock to be converted into the right to receive Stock Consideration in the Merger (the “Stock Election Number”) shall be equal to the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger less the sum of (i) the Cash Election Number and (ii) the number of Company Dissenters’ Shares, if any.
     (d) Proration. As promptly as practicable but not later than the Effective Date, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:
     (i) In the event that the aggregate number of shares of Company Common Stock in respect of which Cash Elections and Combination Cash Elections have been made (collectively, the “Cash Election Shares”) exceeds the Cash Election Number, all shares in respect of which Stock Elections and Combination Stock Elections have been made (the “Stock Election Shares”) and all Undesignated Shares in respect of which Stock Elections are deemed to have been made (it being understood that in such case all Undesignated Shares shall be deemed to be shares in respect of which Stock Elections have been made) shall be converted into the right to receive Stock Consideration, and all Cash Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:
     (A) that number of Cash Election Shares which represent in excess of 20% of the total number of shares of Company Common Stock held by any Company shareholder (“Excess Cash Election Shares”) shall be deemed converted to Stock Election Shares, on a pro-rata basis for each record holder of shares of Company Common Stock with respect to those shares, if any, of such record holder that are Excess Cash Election Shares, so that the number of Excess Cash Election Shares so converted, when added to the existing Stock Election Shares, shall equal as closely as practicable the Stock Election Number, and all such Excess Cash Election Shares so converted shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional shares); and
     (B) any remaining Cash Election Shares shall be converted into the right to receive Cash Consideration.
     (ii) In the event that the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Undesignated Shares in respect of which Cash Elections are deemed to have been made (it being understood that in such case all Undesignated Shares shall be deemed to be shares in respect of which Cash Elections have been made) shall be converted into the right to receive Cash Consideration, and all Stock Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:
     (A) Stock Election Shares shall be deemed converted into Cash Election Shares, on a pro-rata basis for each record holder of shares of Company Common Stock with respect to those shares, if any, of such record holder that are Stock Election Shares, so that the number of Stock Election Shares so converted, when added to the existing Cash Election Shares, shall equal as closely as practicable the Cash Election Number, and all such Stock Election Shares so converted shall be converted into the right to receive Cash Consideration; and
     (B) the remaining Stock Election Shares shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional shares).
     (iii) In the event that neither clause (i) nor clause (ii) of this Section 3.03(d) is applicable, Undesignated Shares, on a pro rata basis, shall be deemed Stock Election Shares such that the total number of Stock Election Shares equals the Stock Election Number and any remaining Undesignated Shares shall be deemed Cash Election Shares and (A) all Cash Election Shares and all Undesignated Shares in respect of which Cash Elections are deemed to have been made shall be converted into the right to receive Cash Consideration, and (B) all Stock Election Shares and all Undesignated Shares in respect of which Stock Elections are deemed to have been made shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional shares).
     (e) Calculations. Any calculation of a portion of a share of Parent Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.
     3.04. Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided under this Article III. After the

Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock.
     3.05. No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all certificates of Company Common Stock delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Parent Measuring Price. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of Parent Common Stock.
     3.06. Exchange Procedures.
     (a) Exchange Agent. No later than the Effective Time, Parent shall deposit with the Exchange Agent certificates representing the number of shares of Parent Common Stock issuable in the Merger and the amount of cash payable in the Merger (the “Exchange Fund”). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, and any interest and other income resulting from such investments shall promptly be paid to Parent.
     (b) Exchange of Certificates and Cash. After completion of the allocation procedure set forth in Section 3.03, each holder of a certificate formerly representing shares of Company Common Stock (other than Company Dissenters’ Shares or Treasury Shares) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing Parent Common Stock and/or cash into which the shares of Company Common Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of Parent Common Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such certificate representing shares of Company Common Stock upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.06, each certificate representing shares of Company Common Stock shall be deemed from and after the Effective Time to evidence only the right to receive cash and/or Parent Common Stock, as the case may be, upon such surrender. Parent shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Company Common Stock for exchange as provided in this Article III. If any certificate for shares of Company Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.
     (c) Delivery of Payment. As promptly as practicable after the Effective Time but in no event later than three Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each former holder of Company Common Stock who surrendered such former holder’s certificate formerly representing shares of Company Common Stock together with duly executed transmittal materials included in or required by the Election Form prior to the Election Deadline the shares of Parent Common Stock or cash to which such former holder is entitled; provided, however, that Parent shall cause the Exchange Agent to send to any such former holder who is entitled to receive cash in the amount of $1,000,000 or more such amount on the Effective Date (or next Business Day thereafter if the Effective Date is not a Business Day) by wire transfer provided that such holder has provided proper wire transfer instructions on the Election Form.
     (d) Affiliates. Certificates surrendered for exchange by any person constituting an “affiliate” of the Company for purposes of Rule 145 under the Securities Act shall not be exchanged for certificates representing whole shares of Parent Common Stock until Parent has received a written agreement from such person as provided in Section 6.06.
     (e) No Liability. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (f) Voting and Dividends. Former shareholders of record of the Company shall not be entitled to vote after the Effective Time at any meeting of Parent shareholders until such holders have exchanged their certificates representing Company Common Stock for certificates representing Parent Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of this Section 3.06, each certificate theretofore representing shares of Company Common Stock (other than Company Dissenters’ Shares and Treasury Shares) shall from and after the Effective Time represent for all purposes only the right to receive shares of Parent Common Stock, cash in lieu of fractional shares and/or cash as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate of Company Common Stock with respect to the shares of Parent Common Stock represented thereby, until the holder of such certificate of Company Common Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of Company Common Stock for which shares of Parent Common Stock are to be issued, there shall be paid to the holder of the certificates without interest, (i) the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.05 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

     (g) Unclaimed Portion of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of cash, shares of Parent Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.
     (h) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.
     3.07. Anti-Dilution Provisions. In the event Parent or the Company changes (or establishes a record date for changing) the number of shares of Parent Common Stock or Company Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock or Company Common Stock, as the case may be, and the record date therefor shall be prior to the Effective Date, the amount of Cash Consideration and Stock Consideration per share shall be proportionately adjusted. If, between the date hereof and the Effective Time, Parent shall merge, be acquired or consolidate with, by or into any other corporation (a “Business Combination”) and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Parent).
     3.08. Company Dissenters’ Rights.
     (a) No Consideration. Any Company Dissenting Shareholder who shall be entitled to be paid the value of such shareholder’s shares of Company Common Stock, as provided in Part 13 of Title 16, Chapter 10a of the URBCA, shall not be entitled to Merger Consideration in respect thereof provided for under Section 3.01 unless and until such Company Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Company Dissenting Shareholder’s right to dissent from the Merger under the URBCA, and shall be entitled to receive only the payment provided for by Part 13 of Title 16, Chapter 10a of the URBCA with respect to such Company Dissenters’ Shares.

     (b) Failure to Perfect. If any Company Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, each share of Company Common Stock of such Company Dissenting Shareholder shall be deemed to be an Undesignated Share and shall be converted at Parent’s discretion into the right to receive the Cash Consideration or the Stock Consideration.
     (c) Notice. The Company shall give Parent prompt notice of any notice received from a Company shareholder desiring to exercise dissenters’ rights under the URBCA. The Company shall not, except with the Parent’s prior consent, make any payment or offer of payment with respect to such notice or waive any failure to take any action required to protect dissenters’ rights under the URBCA.
Article IV
Actions Pending Acquisition
     4.01. Forbearances of the Company. From the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Article VIII, except as expressly contemplated by this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld), the Company will not, and will not permit the Company Bank to:
     (a) Ordinary Course. Conduct the business of the Company or the Company Bank other than in the ordinary and usual course in compliance in all material respects with all applicable laws or fail to use its best efforts to preserve intact its business organization and assets and maintain its right, franchise and existing goodwill and relations with customers, suppliers, employees and business associates, or take any action that would adversely affect or delay the ability of the Company, the Company Bank, Parent or any Parent Subsidiary to perform any of their obligations on a timely basis under this Agreement, or take any action that could be expected to have a Material Adverse Effect on the Company or on the Company Bank.
     (b) Capital Stock. Other than pursuant to the Rights set forth in Schedule 4.01(b) of the Disclosure Schedule and outstanding on the date hereof (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, or any securities or other Rights of the Company or Company Bank, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.
     (c) Dividends and Distributions. (i) Except as set forth in Section 6.22, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
     (d) Compensation; Employment Agreements; Etc. Enter into, renew, make any new grants of awards under, amend or otherwise modify any employment, consulting, severance, termination or similar agreements or arrangements with, or grant any stock options to, any director, officer or employee of the Company or the Company Bank or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) to any such person, except (i) for normal individual increases in compensation in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5% for any individual and 4% in the aggregate, (ii) for other changes that are required by applicable law or (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(d) of the Disclosure Schedule.
     (e) Hiring. Hire any person as an employee of the Company or the Company Bank or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(e) of the Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or the Company Bank; provided that no person who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000 may be hired without the consent of Parent.
     (f) Benefit Plans. Enter into, establish, adopt, terminate or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(f) of the Disclosure Schedule) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, employee or consultant of the Company or the Company Bank or take any action to accelerate the vesting or exercisability of restricted stock or other compensation or benefits payable thereunder; or change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan; or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or forgive any loans to directors, officers or employees of the Company or the Company Bank.
     (g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company or the Company Bank.
     (h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company or the Company Bank; provided, that the Company will not, and will not permit the Company Bank to, acquire any bulk mortgage servicing assets, whether or not considered to be in the ordinary and usual course of business consistent with past practice.
     (i) Capital Expenditures. Except as set forth in Section 4.01(i) of the Disclosure Schedule, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $20,000 individually or $100,000 in the aggregate.

     (j) Governing Documents. Amend the Company Articles or Company By-Laws or the equivalent organizational documents of the Company Bank.
     (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.
     (l) Contracts. Except as set forth in Section 4.01(l) of the Disclosure Schedule, enter into, renew or terminate, or amend or modify in any material respect, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with 60 days or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of the banking business consistent with past practice.
     (m) Claims. Enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any claim, action, suit, proceeding, order or investigation to which the Company or the Company Bank is now or becomes on or after the date of this Agreement a party or potential party, which settlement, agreement or action involves payment by the Company or the Company Bank of an amount, individually or for all such settlements, that exceeds $25,000 and/or would impose any material restriction on the business of the Company or the Company Bank or create precedent for claims that are reasonably likely to be material to the Company or the Company Bank.
     (n) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368 of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iv) a material violation of any provision of this Agreement, except in each case as may be required by applicable law or regulation.
     (o) Risk Management. Except as required by applicable law or regulation or the Federal Reserve Board, the FDIC or the UDFI, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
     (p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits and federal funds borrowings) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.
     (q) Loans. Make any loan or loan commitment (other than a renewal or extension of an existing loan) to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person and any affiliate or immediate family member of such Person, exceed $500,000 without submitting at least four Business Days prior to taking such action complete loan package information to the chief credit officer of Parent Bank for review with a right of comment within two full Business Days prior to taking such action.
     (r) Investments. Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $250,000, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person; provided, however, that in the case of investment securities, the Company or the Company Bank may purchase investment securities if, within five Business Days after the Company or the Company Bank makes a request in writing (which shall describe in detail the investment securities to be purchased and the price thereof) to the chief financial officer of Parent that Parent consent to the making of any such purchase, and Parent has approved such request in writing or has not responded in writing to such request.
     (s) Taxes. Settle any material audit, make or change any material tax election or method of tax accounting, file any amended Tax Return, request any private letter or similar ruling from any taxing authority, take any action which would have a Material Adverse Effect on the tax position of the Company, the Company Bank or their respective successors after the Merger or take any other action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice.
     (t) Foreclosures. Foreclosure upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that the Company shall not be required to obtain such a report with respect to single family, non-agricultural residence property of one acre or less to be foreclosed upon unless it has or shall have had reason to believe that such property might contain any such waste materials or otherwise might be contaminated.
     (u) USA Patriot Act. Take any action or omit to take any action that may result, individually or in the aggregate with any other actions or omissions, in a material violation of the USA Patriot Act, the Bank Secrecy Act or any other anti-money laundering laws and regulations or the Company’s policies and procedures with respect to the foregoing.
     (v) Commitments. Agree or commit to do any of the foregoing.
     4.02. Forbearances of Parent. From the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Article VIII, except as expressly contemplated by this Agreement, without the prior written consent of the Company (which consent shall not be unreasonably withheld), Parent will not, and will cause each Parent Subsidiary not to:
     (a) Ordinary Course. Conduct the business of Parent or any Parent Subsidiary other than in the ordinary and usual course in compliance in all material respects with all applicable laws or fail to use its best efforts to preserve intact its business organization and assets and maintain its right, franchise and existing goodwill and relations with customers, suppliers, employees and business associates, or take any action that would adversely affect or delay the ability of the Company, the Company Bank, Parent or any Parent Subsidiary to perform any of their obligations on a timely basis under this Agreement, or take any action that could be expected to have a Material Adverse Effect on Parent or on the Parent Subsidiaries.
     (b) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368 of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iv) a material violation of any provision of this Agreement, except in each case as may be required by applicable law or regulation.
     (c) Governing Documents. Amend the Parent Articles or the Parent By-Laws or the equivalent organizational documents of the Parent Subsidiaries, other than amendments to the Parent Articles to increase the number of authorized shares of Parent Common Stock and to provide hereafter that a plan of merger may be approved by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon.
     (d) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.
     (e) USA Patriot Act. Take any action or omit to take any action that may result, individually or in the aggregate with any other actions or omissions, in a material violation of the USA Patriot Act, the Bank Secrecy Act or any other anti-money laundering laws and regulations or the Company’s policies and procedures with respect to the foregoing.
     (f) Commitments. Agree or commit to do any of the foregoing.
Article V
Representations And Warranties
     5.01. Disclosure Schedules. Prior to the date hereof the Company has delivered to Parent a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV. Such disclosure shall be provided without regard to the standard set forth in Section 5.02. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the facts in reasonable detail.
     5.02. Standard. No representation or warranty of the Company or Parent contained in Section 5.03 or 5.04 (other than the representations and warranties in Section 5.03(b), 5.03(c), 5.03(d), 5.04(b), 5.04(c) and 5.04(d) which shall be true and correct in all respects), respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or

5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.
     5.03. Representations and Warranties of the Company. Subject to Sections 5.01 and 5.02 and except as set forth in the corresponding sections or subsections of the Disclosure Schedule, the Company hereby represents and warrants to Parent:
     (a) Organization, Standing and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of Utah. Company Bank is a Utah state-chartered bank and its deposits are insured by the FDIC through the Deposit Insurance Fund in the manner and to the fullest extent provided by law. The Company is duly qualified to do business and is in good standing in the State of Utah and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Company has made available to Parent a complete and correct copy of the Company’s and the Company Bank’s articles of incorporation and by-laws or comparable charter documents, each as amended to date. Neither the Company nor the Company Bank is in material breach or violation of any provision of any of its charter documents.
     (b) Company Capital Stock. The authorized capital stock of the Company consists solely of 1,000,000 shares of Company Common Stock, of which 127,936 shares are issued and outstanding. No shares of the Company Common Stock are held in treasury by the Company or otherwise owned directly or indirectly by the Company. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). No shares of Company Common Stock are issuable upon exercise of Rights. There is no Company stock option plan and no shares of Company Common Stock available for issuance under any Company stock option plans. Section 5.03(b) of the Disclosure Schedule sets forth for each Right, as applicable, the name of the grantee or holder, the date of the grant, the expiration date of such Right, the vesting schedule, the type of grant, the number of shares of Company Common Stock subject to such Right, the number and type of shares subject to such Right that are currently exercisable and the exercise price per share. Except as set forth above, as of the date hereof, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any other Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement. All of the issued and outstanding shares of capital stock of the Company and the Company Bank have been issued in compliance with all applicable federal and state securities laws or in accordance with exemptions therefrom.
     (c) Subsidiaries. The Company has one Subsidiary, the Company Bank. The Company owns all the issued and outstanding equity securities of the Company Bank, consisting of 165,433 shares of common stock, par value $3.00 per share. No equity securities of the Company Bank are or may become required to be issued by reason of any Right or otherwise. There are no contracts, commitments, understandings or arrangements by which the Company Bank is or may be bound to sell or otherwise transfer any of its equity securities. There are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities. All the equity securities of the Company Bank owned by the Company are duly authorized, validly issued, fully paid, nonassessable and owned free and clear of any Liens and were not issued in violation of any preemptive rights.
     (i) Except as set forth in Section 5.03(c)(i) of the Disclosure Schedule, the Company does not own, directly or indirectly, any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind, other than those of the Company Bank.
     (ii) The Company Bank has been duly organized and is validly existing and in good standing under the laws of the State of Utah, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.
     (d) Corporate Power. Each of the Company and the Company Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets, and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
     (e) Corporate Authority. Subject in the case of this Agreement to the receipt of the required approval of the principal terms of the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, the Company’s board of directors, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger and (iii) recommended that its shareholders approve this Agreement and the Merger and that such matter be submitted for consideration by its shareholders at a meeting of such shareholders. The Company has duly executed and delivered this Agreement and this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
     (f) Regulatory Approvals; No Violations.
     (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or the Company Bank in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger or the Bank Merger except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the UDFI, (B) filings with the SEC, and state securities authorities and the approval of the principal terms of the Merger by the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon and (C) the filing of an executed Articles of Merger substantially in the form of Exhibit D hereto with the Washington Secretary of State pursuant to the WBCA and the Utah Secretary of State pursuant to the URBCA. As of the date hereof, the Company has no Knowledge of any reason why the approvals set forth in this

Section 5.03(f) and in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
     (ii) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or to which the Company or any of its respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of the Company or the Company Bank or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
     (g) Financial Reports; Undisclosed Liabilities.
     (i) The Company’s audited consolidated financial statements at and for the fiscal years ended December 31, 2005 and 2004, and the unaudited consolidated financial statements at and for the nine months ended September 30, 2006, (including the related notes and schedules thereto), fairly present, in all material respects, the financial position of the Company on a consolidated basis as of such dates and the results of operations, retained earnings, changes in stockholders’ equity and cash flows, as the case may be, of the Company on a consolidated basis for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved. For each fiscal period subsequent to September 30, 2006, each of the Company’s consolidated balance sheets will fairly present, in all material respects, the financial position of the Company as of its date, and each of the consolidated statements of income, consolidated changes in shareholders’ equity and consolidated cash flows or equivalent statements (including any related notes and schedules thereto) will fairly present the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the Company, on a consolidated basis, for the periods set forth therein, in each case in accordance with GAAP during the periods involved, subject to normal and recurring year-end audit adjustments in the case of unaudited statements. The books and records of each of the Company and the Company Bank have been, and are being, maintained in accordance with GAAP or, to the extent inconsistent with GAAP, in accordance with any other applicable legal and accounting requirements. Neither the Company nor the Company Bank is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement relating to any transaction or relationship between or among the Company or the Company Bank, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC). The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.

     (ii) Each of the Company and the Company Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2003 with (A) the Federal Reserve Board, (B) the FDIC, (C) the UDFI and (D) any other Regulatory Authority (collectively, the “Regulatory Filings”), and all other reports and statements required to be filed by them since December 31, 2003, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of Utah and the rules and regulations of the Federal Reserve Board, the FDIC, the UDFI or any other Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Section 5.03(g)(ii) of the Disclosure Schedule contains copies of all correspondence between the Company and the Company Bank and any Regulatory Authority concerning any of the foregoing reports, registrations and statements.
     (iii) Since December 31, 2004, neither the Company nor the Company Bank has incurred any material liability other than in the ordinary course of business consistent with past practice. Except for (i) those liabilities that are reflected or fully reserved against on the consolidated balance sheet of the Company dated September 30, 2006 and (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006, neither the Company nor the Company Bank has incurred any liability of any nature whatsoever.
     (iv) Since December 31, 2004, (A) each of the Company and the Company Bank has conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or could be reasonably likely to have a Material Adverse Effect with respect to the Company or the Company Bank.
     (v) The Company has in place a process designed by, or under the supervision of, the Company’s chief executive officer or chief financial officer, or individuals performing similar functions, and effected by the Company Board, management and other personnel, which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company in all material respects, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that material receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.
     (vi) There are no outstanding loans made by the Company or the Company Bank to any executive officer or director of the Company, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.
     (vii) The Company has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements or that the Company should modify its accounting in future periods.
     (viii) Since December 31, 2004, none of the Company nor the Company Bank, nor, to the Company’s Knowledge any director, officer or employee of the Company or the Company Bank or any auditor, accountant or representative of the Company or the Company Bank, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Bank or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or the Company Bank has engaged in questionable accounting or auditing practices. No attorney representing the Company or the Company Bank, whether or not employed by the Company or the Company Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, the Company Bank or any of their officers, directors, employees or agents to the Company’s or the Company Bank’s board of directors or any committee thereof or to any director or officer of the Company or the Company Bank. Since December 31, 2004, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, individuals performing similar functions, the Company’s or the Company Bank’s board of directors or any committee thereof.
     (h) Litigation. Except as set forth in Section 5.03(h) of the Disclosure Schedule, no litigation, claim, action, suit, hearing, investigation or other proceeding before any court or Governmental Authority is pending against the Company or the Company Bank, and to the Company’s Knowledge (i) no such litigation, claim, action, suit, hearing, investigation or other proceeding has been threatened and (ii) there are no facts which could reasonably give rise to such litigation, claim or other proceeding.
     (i) Regulatory Matters.
     (i) Except as set forth in Section 5.03(i)(i) of the Disclosure Schedule, neither the Company, nor the Company Bank, nor any of the Company’s or the Company Bank’s property, is, directly or indirectly, party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state

Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “Regulatory Authorities”). Each of the Company and the Company Bank has paid all assessments made or imposed by any Regulatory Authority.
     (ii) The Company and the Company Bank have not been advised by, and do not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
     (j) Compliance With Laws. Each of the Company and the Company Bank:
     (i) to its Knowledge is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all fair lending laws and other laws relating to discriminatory business practices;
     (ii) has adopted such procedures and policies as are, in the reasonable judgment of Company management, necessary or appropriate to comply with Title III of the USA Patriot Act and, to the Knowledge of the Company or the Company Bank, is in such compliance;
     (iii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the Company’s or the Company Bank’s Knowledge no suspension or cancellation of any of them is threatened; and
     (iv) has not received, since December 31, 2004, any notification or communication from any Governmental Authority (A) asserting that the Company or the Company Bank is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor to the Company’s or the Company Bank’s Knowledge do any grounds for any of the foregoing exist).
     (k) Material Contracts; Defaults. Except as set forth in Section 5.03(k) of the Disclosure Schedule, to the Knowledge of the Company and the Company Bank, neither the Company nor the Company Bank is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is (or would be if the Company were to register a class of its securities under the Exchange Act for the first time as of the date of this Agreement) a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K with respect to such entity or (ii) that materially restricts the conduct of business by the Company or by the Company Bank. Neither the Company nor the Company Bank is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or by the Company Bank is currently outstanding. Section 5.03(k) of the Disclosure Schedule sets forth a true and complete list of all third party consents or waivers required to be obtained so as not to be in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company is a party as a result of the transactions contemplated hereby.
     (l) No Brokers. The Company Board has received the written opinion of Alex Sheshunoff & Co. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. Except for the fees and related costs paid or to be paid to Alex Sheshunoff & Co., no action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement. The Company has delivered to Parent a completed and correct copy of all agreements between the Company and Alex Sheshunoff & Co. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement.
     (m) Employee Benefit Plans.
     (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and the Company Bank and current or former directors of the Company and the Company Bank including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), are set forth in Section 5.03(m) to the Disclosure Schedule and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plan and all amendments thereto have been provided or made available to Parent.
     (ii) All Benefit Plans, to the extent subject to ERISA, are in substantial compliance with ERISA, the Code and other applicable law. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001, and neither the Company nor the Company Bank has Knowledge of any

circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or threatened litigation relating to the Benefit Plans. Neither the Company nor the Company Bank has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or the Company Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(1) of ERISA in an amount which would be material. Neither the Company nor the Company Bank has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.
     (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Company or the Company Bank, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither the Company nor the Company Bank has incurred, nor do they expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.
     (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made and all obligations in respect of each Benefit Plan have been properly accrued. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor the Company Bank has provided, nor is either required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
     (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension

Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.
     (vi) Neither the Company nor the Company Bank has any obligations for retiree health and life benefits under any Benefit Plan. The Company and the Company Bank may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.
     (vii) There has been no amendment to, announcement by the Company or the Company Bank relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of expense incurred therefor for the most recent fiscal year. Except as set forth in Section 5.03(m)(vii) to the Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (A) entitle any employees of the Company or the Company Bank to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans, (D) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans or (E) result in any payment under any Benefit Plans which would not be deductible under Sections 162(m) or 280G of the Code.
     (n) Labor Matters. Neither the Company nor the Company Bank is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or the Company Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or the Company Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, or to the Company’s or the Company Bank’s Knowledge threatened, nor is the Company or the Company Bank aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
     (o) Environmental Matters. (i) Each of the Company and the Company Bank has complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by either of the Company or the Company Bank nor, to the Company’s Knowledge, any property in which the Company or the Company Bank has held a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) to the Company’s Knowledge, neither the Company nor the Company Bank could be deemed the owner or operator of any Company Loan Property under any Environmental Law which such Company Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither the Company nor the Company Bank is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor the Company Bank has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither the Company nor the Company Bank is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving either of the Company or the Company Bank, any currently or formerly owned or operated property, or, to the Company’s Knowledge, any Company Loan Property, that could reasonably be expected to result in any claim, liability or investigation against either of the Company or the Company Bank, result in any restriction on the ownership, use or transfer of any property pursuant to any Environmental Law, or, to the Company’s Knowledge, adversely affect the value of any Company Loan Property and (viii) the Company has delivered to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to either of the Company or the Company Bank, and any currently or formerly owned or operated property or any Company Loan Property.
     As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.
     (p) Tax Matters. (i)(A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company and the Company Bank, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes owed by the Company or the Company Bank have been or will be timely paid in full, (D) all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (F) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or the Company Bank.
     (ii) The Company has made available to Parent true and correct copies of the Tax Returns filed by the Company and the Company Bank for each of the three most recent tax years ended on or before December 31, 2005.

     (iii) Neither the Company nor the Company Bank has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Regulatory Filings filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Regulatory Filings filed on or prior to the date hereof.
     (iv) Neither the Company nor the Company Bank is a party to any Tax allocation or sharing agreement, is not and has never been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any Person.
     (v) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or the Company Bank.
     (vi) As of the date hereof, neither the Company nor the Company Bank has reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     (vii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement and (B) all Taxes that the Company or the Company Bank is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.
     (viii) Neither the Company nor the Company Bank has been a party to any distribution during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.
     (ix) The Company and the Company Bank has complied with all information reporting requirements and has retained all necessary documentation in its files to permit continued compliance with information reporting requirements.
     (x) There are no liens on any of the assets of the Company or the Company Bank that arose in connection with any failure (or alleged failure) to pay any Tax.
     (xi) Neither the Company nor any predecessor to the Company has made with respect to the Company or any predecessor of the Company any consent under Section 341 of the Code.
     (xii) Neither the Company nor the Company Bank has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the Internal Revenue Service has determined to be a “listed transaction” for purposes of 1.6011-4(b)(2)). Neither the Company nor the Company Bank has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) or any comparable provision of state, foreign or local law. Neither the Company nor the Company Bank has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax.
     (q) Risk Management Instruments. Neither the Company nor the Company Bank is a party to nor has either agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) and neither the Company nor the Company Bank owns any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.
     (r) Books and Records. The books and records of the Company and the Company Bank have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company and the Company Bank.
     (s) Insurance. Section 5.03(s) to the Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders or bonds maintained by the Company and the Company Bank (“Insurance Policies”). The Company and the Company Bank are insured with reputable insurers against such risks and in such amounts as the management of the Company and the Company Bank reasonably have determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; the Company and the Company Bank are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
     (t) Trust Business. Neither the Company nor the Company Bank has a trust department. The Company and the Company Bank have properly administered all accounts for which either of them act as a fiduciary or agent, including but not limited to accounts for which any of them serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws. Neither the Company nor the Company Bank, nor any director, officer or employee of the Company or the Company Bank acting on behalf of the Company or the Company Bank, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Regulatory Authority pending, or to the Company’s or Company Bank’s Knowledge threatened, against of affecting the Company or the Company Bank relating to the compliance by the Company or the Company Bank with sound fiduciary principles and applicable regulations.
     (u) Transactions With Affiliates. The Company Bank has not entered into any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

     (v) Real Property.
     (i) Section 5.03(v) to the Disclosure Schedule contains a complete and correct list of (A) all real property or premises owned on the date hereof, in whole or in part by the Company and all indebtedness secured by any encumbrance thereon, and (B) all real property or premises leased or subleased in whole or in part by the Company or the Company Bank and together with a list of all applicable leases and the name of the lessor. None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. None of the premises or properties of the Company is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company.
     (ii) Each of the leases referred to in the Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or the Company Bank or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company or the Company Bank the foregoing representation is based on the Knowledge of the Company and the Company Bank.
     (w) Title. Each of the Company and the Company Bank has good title to its properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor’s obligation previously contracted) except (1) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) for those assets and properties disposed of for fair value in the ordinary course of business since the date of the Company’s financial statements dated as of and for the year ended December 31, 2005 and (4) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.
     (x) Intellectual Property.
     (i) Each of the Company and the Company Bank owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are used in the business of the Company as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to the Company or the Company Bank.

     (ii) Except as is not reasonably likely to have a Material Adverse Effect with respect to the Company or the Company Bank: (A) neither the Company nor the Company Bank is, nor will be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company or the Company Bank is a party and pursuant to which the Company or the Company Bank is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, “Third-Party Intellectual Property Rights”); (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor, trade secrets or computer software owned by the Company or the Company Bank (collectively, the “Company Intellectual Property Rights”); or (II) Third-Party Intellectual Property Rights are currently pending or, to the Knowledge of the Company or the Company Bank, are threatened by any Person; and (C) neither the Company nor the Company Bank knows of any valid grounds for any bona fide claims (I) against the use by the Company or the Company Bank of any Company Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of the Company or the Company Bank as currently conducted or as proposed to be conducted; (II) challenging the ownership, validity or enforceability of any Company Intellectual Property Rights; or (III) challenging the Company’s or the Company Bank’s license or legally enforceable right to use any Third-Party Intellectual Rights.
     (y) State Takeover Laws, Articles of Incorporation. Each of the Company and the Company Bank has taken all necessary action to exempt this Agreement and the transactions contemplated by this Agreement from (i) any applicable state takeover laws and (ii) any takeover-related provisions of each of the Company’s and the Company Bank’s articles of incorporation, bylaws or comparable charter documents.
     5.04. Representations and Warranties of Parent. Subject to Section 5.02, Parent hereby represents and warrants to the Company as follows:
     (a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Washington. Parent is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.
     (b) Parent Stock.
     (i) As of the date hereof, the authorized capital stock of Parent consists solely of 15,000,000 shares of Parent Common Stock, of which 11,377,117 shares are issued and outstanding as of the date hereof.
     (ii) The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, and subject to the approval of such issuance by the holders of two-thirds of the outstanding shares of Parent Common Stock entitled to vote thereon, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right. The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger will be issued (x) pursuant to an effective registration statement under the Securities Act and (y) pursuant to effective registrations or exemptions under state securities laws, as applicable.
     (c) Subsidiaries. Parent has three subsidiaries (each, a “Parent Subsidiary” and collectively, the “Parent Subsidiaries”): Parent Bank, AmericanWest Statutory Trust I (the “Parent Statutory Trust I”) and AmericanWest Statutory Trust II (the “Parent Statutory Trust II”). Each Parent Subsidiary has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Parent owns all the issued and outstanding equity securities of Parent Bank, all of the issued and outstanding common stock of Parent Statutory Trust I and all of the issued and outstanding common stock of Parent Statutory Trust II. Parent Bank has its deposits insured by the Deposit Insurance Fund in the manner and to the fullest extent provided by law.
     (d) Corporate Power. Each of Parent and the Parent Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets, and Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
     (e) Corporate Authority. Subject in the case of this Agreement to receipt of any required approval of the principal terms of the Merger by the holders of two-thirds of the outstanding shares of Parent Common Stock entitled to vote thereon, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by Parent and this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
     (f) Regulatory Approvals; No Violations.
     (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any Parent Subsidiary in connection with the execution, delivery or performance by Parent of this Agreement or to consummate the Merger except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the FDIC and the WDFI, as may be required, (B) filings with the SEC and state securities authorities, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger, (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Parent Common Stock in the Merger and (E) the filing of the Articles of Merger with the Washington Secretary of State pursuant to the WBCA and the Utah Secretary of State pursuant to the URBCA. As of the date hereof, Parent does not have Knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
     (ii) Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any material law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of Parent or any Parent Subsidiary or to which Parent’s or any Parent Subsidiary’s properties are subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of Parent or any Parent Subsidiary or (C) require any consent or approval under any such material law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
     (g) Financial Reports and SEC Documents; Material Adverse Effect.
     (i) Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2005 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent’s “SEC Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and the Parent Subsidiaries as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end adjustments in the case of unaudited statements that will not be material in amount or effect.

     (ii) Since December 31, 2005, (A) each of Parent and the Parent Subsidiaries has conducted its respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), would reasonably be expected to have a Material Adverse Effect with respect to Parent or any Parent Subsidiary.
     (iii) Parent has in place a process designed by, or under the supervision of, Parent’s chief executive officer or chief financial officer, or individuals performing similar functions, and effected by the Parent Board, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on the financial statements.
     (iv) There are no outstanding loans made by Parent or any Parent Subsidiary to any executive officer or director of Parent, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.
     (v) Parent has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements or that Parent should modify its accounting in future periods.
     (vi) Since December 31, 2004, none of Parent nor any of the Parent Subsidiaries, nor, to Parent’s Knowledge any director, officer or employee of Parent or any of the Parent Subsidiaries or any auditor, accountant or representative of Parent or any of the Parent Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of the Parent Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of the Parent Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Parent or any of the Parent Subsidiaries, whether or not employed by Parent or any of the Parent Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent, any of the Parent Subsidiaries or any of their officers, directors, employees or agents to Parent’s or any of the Parent Subsidiaries’ board of directors or any committee thereof or to any director or officer of Parent or any of the Parent Subsidiaries. Since December 31, 2004, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, individuals performing similar functions, Parent’s or any of the Parent Subsidiaries’ board of directors or any committee thereof.
     (h) Litigation. Except as previously disclosed by Parent to Company in writing, no material litigation, claim or other proceeding before any court or governmental agency is pending against Parent or any Parent Subsidiary, and to Parent’s Knowledge (i) no such litigation, claim or other proceeding has been threatened, and (ii) there are no facts which could reasonably give rise to such litigation, claim or other proceeding.
     (i) No Brokers. Except for a fee to be paid to Keefe, Bruyette & Woods, Inc., no action has been taken by Parent that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.
     (j) Regulatory Matters.
     (i) Neither Parent nor any Parent Subsidiary, nor any of Parent’s or any Parent Subsidiary’s property, is, directly or indirectly, party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority. Parent and the Parent Subsidiaries have paid all assessments made or imposed by any Regulatory Authority.
     (ii) Parent and the Parent Subsidiaries have not been advised by, and do not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
     (k) Compliance With Laws. Each of Parent and any Parent Subsidiary:
     (i) to its Knowledge, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all fair lending laws and other laws relating to discriminatory business practices;
     (ii) has adopted such procedures and policies as are, in the reasonable judgment of Parent management, necessary or appropriate to comply with Title III of the USA Patriot Act, and to the Knowledge of Parent or any Parent Subsidiary is in such compliance;

     (iii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to Parent’s or any Parent Subsidiary’s Knowledge no suspension or cancellation of any of them is threatened; and
     (iv) has received, since December 31, 2005, no notification or communication from any Governmental Authority (A) asserting that Parent or any Parent Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor to Parent’s or any Parent Subsidiary’s Knowledge do any grounds for any of the foregoing exist).
Article VI
Covenants
     6.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger and the Bank Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.
     6.02. Shareholder Approval. Each of Parent and the Company agrees to take, in accordance with applicable law and the Parent Articles and Parent By-Laws and the Company Articles and Company By-Laws, as applicable, all action necessary to convene as soon as practicable a meeting of its shareholders (including any adjournment or postponement, the “Parent Meeting” or the “Company Meeting,” as applicable) to consider and vote upon the approval of this Agreement and the Merger and any other matters required to be approved by Parent’s or the Company’s shareholders for consummation of the Merger, including an amendment to the Parent Articles of incorporation to increase the number of authorized shares of Parent Common Stock and to provide hereafter that a plan of merger may be approved by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon, in each case within 45 calendar days after delivery of the Proxy Statement. Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders. Subject to fiduciary obligations under applicable law, each of Parent Board and the Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders.
     6.03. Registration Statement.
     (a) Preparation and Filing. Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of the Company and Parent constituting a part thereof (the “Proxy Statement”) and all related documents). The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required or requested in connection with the above referenced documents, and the Company and its counsel will cooperate with and assist Parent and its counsel in the preparation of the Proxy Statement. The Company agrees to cooperate with Parent and Parent’s counsel, financial advisor and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that the Company has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable but in no event later than 60 days after the date hereof. Each of the Company and Parent agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Parent also agrees to use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, each of Parent and the Company shall promptly mail at its expense the Proxy Statement to its respective shareholders.
     (b) Information Supplied. Each of the Company and Parent agrees that, as to itself and its Subsidiaries, none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Proxy Statement and any amendment or supplement thereto shall not, at the date of mailing to shareholders and at the time of the Company Meeting and Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.
     (c) Status. Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     6.04. Press Releases. The Company and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and neither shall issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.
     6.05. Access; Information.
     (a) Right to Access. Each of the Company and Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as the other party may reasonably request and, during such period, each party shall, as promptly as is reasonably practicable, furnish the other party all information concerning its business, properties and personnel as such other party may reasonably request.
     (b) Right to Review. Without limiting the generality of Section 6.05(a), prior to the Effective Time, Parent and Parent’s respective representatives shall have the right, subject to the notice provision set forth in Section 6.05(a), to conduct a review to determine (i) that the assets, books, records and operations of the Company are in satisfactory condition and will not in a material way have an adverse impact on Parent after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.
     (c) Operating Issues. The Company agrees that, subject to applicable laws, it shall cooperate in good faith with Parent on mutually agreed operating issues which the parties agree have priority.
     (d) Access. Parent agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent’s personnel as the Company may reasonably request.
     (e) Confidentiality. Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.
     (f) Exception to Confidentiality. Notwithstanding anything to the contrary in this Agreement, the Company, the Company Bank, Parent and the Parent Subsidiaries (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any such party relating to such “tax treatment” or “tax structure.” For the purposes of this Section 6.05(f), “tax treatment” and “tax structure” shall have the meaning set forth in Section 1.6011-4(c)(7) & (8) of the United States Treasury Regulations.
     6.06. Affiliates. The Company shall cooperate with Parent to identify those Persons who may be deemed to be “affiliates” of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (such Persons being “Company Affiliates”). The Company shall use its reasonable best efforts to cause each Person so identified to deliver to Parent, prior to the mailing of the Proxy Statement, a written agreement (which agreement shall be substantially in the form of Exhibit C). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such Company Affiliates received in the Merger. The certificates representing Parent Common Stock received by Company Affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.
     6.07. Acquisition Proposals. The Company agrees that neither the Company nor the Company Bank nor any of their respective officers or directors shall, and that it shall direct and use its best efforts to cause the Company Bank’s employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of the Company, or more than 10% of the outstanding equity securities of the Company (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither the Company nor the Company Bank nor any of their respective officers or directors shall, and that it shall direct and use its best efforts to cause any of the Company Bank’s employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company’s shareholders than the Merger. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.
     6.08. Nasdaq Listing. Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on Nasdaq, subject to official notice of issuance, the shares of Parent Common Stock to be issued to the holders of Company Common Stock in the Merger.
     6.09. Regulatory Applications.
     (a) Preparation and Filing. Each of Parent and the Company shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and the Company shall provide to Parent all information necessary or otherwise reasonably requested in connection with such filings; and any initial filings with Governmental Authorities (other than the Registration Statement) shall be made by Parent as soon as reasonably practicable after the execution hereof but, provided that the Company has cooperated as described above, in no event later than 45 days after the date hereof; provided, however, that any request to the Federal Reserve Board for a waiver shall be made in accordance with the policies of the Federal Reserve Bank of San Francisco. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

     (b) Furnishing Information. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of the other party or any of its subsidiaries to any third party or Governmental Authority.
     6.10. Indemnification.
     (a) Coverage. Following the Effective Time, Parent shall indemnify, defend and hold harmless each present and former director and officer of the Company and the Company Bank (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement, or any related agreement, but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading) to the fullest extent that the Company is permitted to indemnify (and advance expenses to) its directors or officers under the URBCA, the Company Articles and the Company By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the URBCA, the Company Articles and the Company By-Laws shall be made by independent counsel selected by Parent and reasonably acceptable to the Indemnified Party.
     (b) D&O Insurance. For a period of three years from the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company (as opposed to the portion that serves to reimburse the Company) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall Parent be required to expend on an annual basis more than 200% of the current amount expended on an annual basis by the Company (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.10(b), Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such insurance.
     (c) Notice and Procedure. Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Parent thereof; provided that the failure so to notify shall not affect the obligations of Parent under Section 6.10(a) unless and to the extent that Parent is actually prejudiced as a result of such failure. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent shall elect not to assume such defense, or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received, (ii) the Indemnified Parties shall cooperate in the defense of any such matter, and (iii) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated by this Agreement is not permitted or prohibited by applicable law.
     (d) Successors. If Parent or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, or transfers all or substantially all of its assets to any other entity, then and in each case, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Agreement that at that time have not yet been performed by Parent.
     6.11. Benefit Plans.
     (a) Continuing Employees. From and after the Effective Time, Parent shall provide former employees of the Company or the Company Bank who remain as employees of Parent or any of the Parent Subsidiaries with pension and welfare benefits under employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Parent or its Subsidiaries, as the case may be. Parent shall cause each employee benefit plan, program, policy or arrangement of Parent in which employees of the Company or the Company Bank are eligible to participate to take into account for purposes of eligibility and vesting thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by employees of the Company and Parent Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company. Notwithstanding the foregoing, nothing contained herein shall obligate Parent or any Parent Subsidiary to (i) maintain any particular Benefit Plan or (ii) retain the employment of any particular employee.
     (b) Transaction. If employees of the Company or the Company Bank become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company or the Company Bank, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.
     (c) Company Plans. If Parent determines that one or more Benefit Plans of the Company or the Company Bank should be amended, modified or terminated prior to the Effective Time, the Company or the Company Bank, as the case may be, shall take, or cause to be taken, all actions reasonably requested by Parent to so amend, modify or terminate and, if reasonably necessary or appropriate, obtain applicable determination letters or other required approvals from the IRS and/or the Department of Labor, as appropriate, in connection with such action.
     (d) 401(k) Plan. Effective as of no later than the day immediately preceding the Effective Date, the Company shall terminate its 401(k) Plan unless Parent provides written notice to the Company that such 401(k) Plan shall not be terminated. If the Company’s 401(k) Plan is terminated pursuant to the previous sentence, Parent will offer the plan participants an election to roll over their plan accounts into Parent’s 401(k) Plan, or the Company’s 401(k) Plan may distribute its net assets to participants and beneficiaries in accordance with such 401(k) Plan and applicable laws. If the Company’s 401(k) Plan is terminated pursuant to the first sentence of this Section 6.12(d), the Company shall provide Parent with evidence that its 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Effective Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to the review and reasonable and timely approval of Parent. The Company also shall take such other actions in furtherance of terminating its 401(k) Plan as Parent may reasonably require.
     (e) Stock Option Plan. Employees of the Company and the Company Bank will also be entitled to participate in the employee stock option plan(s) of Parent and Parent Bank in the same manner as employees of Parent and Parent Bank. Employees of the Company and the Company Bank will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Time consistent with guidelines applicable to employees of Parent and Parent Bank.
     (f) Change in Control Agreements. As of the Effective time, Parent will assume and honor and cause Parent Bank to assume and honor in accordance with their terms any agreements of the Company or the Company Bank with respect to any benefits or payments triggered by a change of control of the Company or the Company Bank set forth in Section 6.11(f) of the Disclosure Schedule (the “CIC Agreements”). Parent acknowledges and agrees that the Merger will constitute a merger, sale or a change of control of the Company and the Company Bank for all purposes under the CIC Agreements. The provisions of this Section 6.11(f) are intended to be for the benefit of, and will be enforceable by, each director, officer or employee that is a party to any such agreement.
     6.12. Non-Competition and Non-Solicitation Agreements. Each director of the Company except Brent Anderson and Mike Andersen shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a Non-Competition and Non-Solicitation Agreement substantially in the form of Exhibit B hereto, and each of Brent Anderson and Mike

Andersen shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a mutually agreeable non-solicitation agreement.
     6.13. Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
     6.14. Human Resources Issues. The Company agrees to cooperate with Parent with respect to any formal meetings or interviews with one or more employees called or arranged by the Company and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with Parent given the opportunity to participate in such meetings or interviews. This Section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow Parent a role in the formal presentation of the transaction to employees, and an opportunity to participate in significant, formal meetings at which the transaction is explained and discussed. Additionally, prior to making any written or oral communications to the directors, officers or employees of the Company or the Company Bank pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.
     6.15. Assistance with Third-Party Agreements.
     (a) Required Consents. The Company shall cooperate with and use all commercially reasonable efforts to assist Parent in (i) gaining access to and obtaining any required consents from all of its third-party vendors, landlords of all of the Company’s leased properties and other parties to material agreements, promptly after the date of this Agreement, and (ii) obtaining the cooperation of such third parties in a smooth transition in accordance with Parent’s timetable at or after the Effective Time of the Merger. The Company shall cooperate with Parent in minimizing the extent to which any information technology contracts (that Parent does not wish to continue) will continue in effect following the Effective Time of the Merger by paying any required exit fees, in addition to complying with the prohibition of Section 4.01(l) hereof.
     (b) Data Conversion. Without limiting Section 6.15(a), the Company shall use all reasonable efforts to provide data processing and other processing support or outside contractors to assist Parent in performing all tasks reasonably required to result in a successful conversion of the Company’s and the Company Bank’s data and other files and records to Parent’s production environment, when requested by Parent and sufficient to ensure that a successful conversion can occur at such time as Parent requests on or after the Effective Time of the Merger. Among other things, the Company shall:

     (i) cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;
     (ii) use commercially reasonable efforts to have the Company’s and the Company Bank’s outside contractors continue to support both the conversion effort and their needs until the conversion can be established;
     (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by Parent for use in planning the conversion, as soon as reasonably practicable;
     (iv) provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and
     (v) to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by Parent.
Parent agrees that all actions taken pursuant to this Section 6.15 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company.
     6.16. Bank Merger. The Company shall, and shall cause the Company Bank to, at the request of Parent (i) take all necessary corporate and other action, to adopt and approve the Bank Merger; (ii) execute, deliver and, where appropriate, file any and all agreements and other documents necessary or desirable to permit the Bank Merger at such time following consummation of the Merger as, in Parents’ sole discretion, is appropriate; and (iii) take and cause to be taken any other action to permit the consummation of any transactions contemplated in connection with the Bank Merger. The Company shall not, and shall not permit the Company Bank to, take any action that would prevent performance of the agreement of Bank Merger or any other transactions contemplated in connection with the Bank Merger; provided, however, that Parent and Parent Bank may at any time prior to the time the Bank Merger becomes effective change the method of effecting the combination of Parent Bank with the Company Bank if and to the extent Parent or Parent Bank deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration to be issued to the holders of the Company Common Stock as provided for in this Agreement, (ii) adversely affect the tax treatment of the Company’s shareholders as a result of receiving the Merger Consideration, including, without limitation, any adverse effect upon the tax-free treatment, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iv) otherwise be materially prejudicial to the interests of the shareholders of the Company. Parent acknowledges that Parent intends to operate the Company Bank for the foreseeable future following the Merger as a division of Parent Bank operating in the State of Utah as “Far West Bank”.
     6.17. Voting Agreements. Each director of the Company, as a shareholder of Company Common Stock, shall execute and deliver to Parent simultaneously with the execution of this

Agreement a Voting Agreement substantially in the form of Exhibit A hereto, committing each such person, among other things, to vote his or her shares of Company Common Stock in favor of the principal terms of the Merger at the Company Meeting and to certain representations and covenants.
     6.18. Additional Agreements. In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent or Parent Bank with full title to all properties, assets, rights, approvals, immunities and franchises of the Company and the Company Bank, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.
     6.19. Pre-Closing Adjustments. At or before the Effective Time of the Merger, the Company shall, and shall cause the Company Bank to, make such accounting entries or adjustments, including additions to their ALLL and charge-offs of loans, as Parent shall direct as a result of its on-going review of the Company and the Company Bank (including its review of the information provided to it pursuant to Sections 6.05 and 6.14) or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger or made pursuant to Section 6.22; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles and GAAP applied on a basis consistent with the financial statements of the Company, (a) the Company shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time Parent agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.02 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to Parent, (iii) otherwise materially disadvantage the Company if the Merger was not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.
     6.20. Tax Treatment of the Merger. Parent and the Company intend that the Merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. Each party will (and will cause each of its Subsidiaries to) both before and after the Effective Time (i) use reasonable efforts to cause this Agreement to so qualify; (ii) refrain from taking any action that would reasonably be expected to cause this Agreement to fail to so qualify; and (iii) take the position for all purposes that this Agreement so qualifies.
     6.21. Preservation of Insurance Claims. The Company will take, and will cause the Company Bank to take, all commercially reasonable action (including, without limitation, the making of claims and the giving of notices) pursuant to any of the insurance policies listed in Section 5.03(s) of the Disclosure Schedule in order to preserve all material rights thereunder with respect to all matters which could reasonably be expected to give rise to a claim thereunder prior to the Effective Time, and in any event, upon the reasonable request of Parent. The Company will, and will cause the Company Bank to, provide Parent with proof of such claim or notice in a form satisfactory to Parent.

     6.22. Special Dividend. Subject to the terms and conditions of this Section, and upon prior written notice to Parent of the Company’s intention to do so, the Company may declare and pay, prior to the Closing Date, a special cash dividend per outstanding share of Company Common Stock, but only if, after giving effect to the payment of such special cash dividend, the Company’s total consolidated stockholders’ equity shall not be less than $50,000,000. Satisfaction of the foregoing condition shall be demonstrated by the Company’s delivery to Parent not more than twenty (20) nor less than ten (10) days prior to the anticipated Effective Time of a pro forma consolidated balance sheet as of the declaration date, reporting total consolidated stockholders’ equity of not less than $50,000,000, together with a year to date pro forma consolidated statement of income and a year to date pro forma consolidated statement of changes in stockholders’ equity. The above-described pro forma financial statements shall be prepared in accordance with GAAP for interim financial information, consistently applied, giving effect to all accruals and adjustments reasonably considered necessary for a fair presentation including, without limitation, those adjustments anticipated to be made pursuant to Section 6.19; legal, investment banking, accounting and other professional fees; expenses and transaction costs incurred in connection with the Merger and the Bank Merger; all adjustments required to conform the ALLL to the methodology of Parent in accordance with GAAP (provided that consideration is given to any payoffs, paydowns, additional collateral and guarantees and updated financial information reasonably satisfactory to Parent and in any event such adjustments do not exceed $2.0 million); all contract termination costs; accrual of all contingent liabilities in accordance with SFAS No. 5 (provided that no accruals shall be required for any contingent liabilities associated with the repurchase of Company Common Stock by the Company); accrual of severance and retention benefits and related payroll tax liabilities; accrual for any airline mileage program (provided that such adjustments do not exceed $75,000); and accrual for payments to be made under supplemental compensation agreements or similar agreements as a result of the Merger or Bank Merger (with the amount of such accrual to be confirmed by Benmark), and accompanied by a written certification of the Parent’s independent public accounting firm to the effect that such firm has reviewed such financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, based thereon, that such firm is not aware of any material modifications that should be made to the financial statements for the financial statements to be in conformity with GAAP. Parent shall have five (5) Business Days after receipt of the Company’s notice and the pro forma financial statements in which to object to the declaration and payment of the special cash dividend. In the event Parent does not object within such time period, the Company may declare and pay such special cash dividend, provided that the special cash dividend is paid prior to the Effective Time. In the event Parent does object, the Company shall not declare or pay the special cash dividend unless and until Parent waives or withdraws its objection and the parties agree upon a resolution of Parent’s objection, and the Closing shall be delayed until such objection is waived or withdrawn.
     6.23. Comfort Letters. If requested in writing by Parent, the Company shall use commercially reasonable efforts to cause to be delivered to the Parent “comfort” letters of Simpson & Company, the Company’s independent public accounting firm, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Parent, in a form reasonably satisfactory to the Parent and reasonably customary in scope and substance for letters delivered by independent public accounting firms in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.
     6.24. Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any takeover law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transaction contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable takeover law, as now or hereafter in effect.
     6.25. Delivery of Stockholder List. The Company shall arrange to have its transfer agent deliver to the Parent or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Company shareholders, their holdings of stock as of the latest practicable date, and such other shareholder information as Parent may reasonable request.
     6.26. Severance and Retention Payments. Immediately prior to the Effective Time, the Company shall pay to its eligible directors, officers and employees, and to the Company Bank’s eligible officers, directors and employees, (i) all severance benefits to which such individuals may be entitled to receive as a result of the Merger or the Bank Merger pursuant to those Benefit Plans set forth in Section 5.03(m) to the Disclosure Schedule and accrued for pursuant to Section 6.22 and (ii) all retention bonuses to which such individuals will receive as accrued for pursuant to Section 6.22.
Article VII
Conditions To Consummation Of The Merger
     7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or written waiver by the parties hereto prior to the Effective Time of each of the following conditions:
     (a) Shareholder Approvals. The principal terms of this Agreement shall have been duly approved by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote and by two-thirds of the outstanding shares of Parent Common Stock entitled to vote. In addition, in the event that there are any exceptions set forth in Section 5.03(m)(vii) of the Disclosure Schedule that relate to Section 280G of the Code, any compensation payments that are contingent upon a change in control of the Company, shall have been (i) described in an information sheet and (ii) put to a vote of the Company’s shareholders, both in accordance with the shareholder approval requirements of Section 280G of the Code and its applicable regulations thereunder.
     (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on Parent and Parent Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.
     (c) No Banking Moratorium. Absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States.
     (d) No Injunction; No Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement, and no litigation or proceeding shall be pending against Parent, any Parent Subsidiary, the Company or the Company Bank brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated hereby.
     (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been threatened by the SEC or initiated by the SEC and not withdrawn.
     (f) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to effective notice of issuance.
     7.02. Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:
     (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, Material Adverse Effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on Parent. Parent shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement. The Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.
     (b) Performance of Obligations of Parent. Parent and Parent Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.
     (c) Opinion of the Company’s Counsel. The Company shall have received the opinion of Jenkens & Gilchrist, a Professional Corporation, as counsel to the Company, dated the Effective Date, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code and (ii) each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, Jenkens & Gilchrist, a Professional Corporation may require and rely upon representations contained in letters from the Company, Parent and/or their officers or principal shareholders as are customary for such opinions. It is expressly acknowledged by Parent that this opinion is only addressed to, and solely for the benefit of, the Company.
     (d) Corporate Documents. Receipt by the Company of:
     (i) Current certificates of good standing for Parent and the Parent Subsidiaries issued by the appropriate governmental officer as of a date immediately prior to the Effective Date; and
     (ii) A copy, certified by the Secretary of Parent, of resolutions adopted by the board of directors and shareholders of Parent approving this Agreement and the applicable plan of merger.
     7.03. Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (without giving effect to any update to the Disclosure Schedule pursuant to Section 7.03(b)) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, Material Adverse Effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on the Company. The Company shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement. Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.
     (b) Disclosure Schedule. The Disclosure Schedule shall be updated and made current as of the day prior to the Effective Time of the Merger and a draft of the updated Disclosure

Schedule shall have been delivered to Parent no later than 72 hours prior to the Effective Time; such update of the Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.03.
     (c) Performance of Obligations of Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
     (d) Performance of Obligations of the Directors. Parent shall have received Voting Agreements executed and delivered by each director of the Company as contemplated by Section 6.17 each of which shall remain in full force and effect. Such directors shall have performed in all material respects all obligations required to be performed by them under the Voting Agreements. If requested by Parent, Parent shall have received a certificate, dated the Effective Date, signed by each director of the Company to such effect with respect to such director.
     (e) Non-Competition and Non-Solicitation Agreements. Parent shall have received Non-Competition and Non-Solicitation Agreements, and non-solicitation agreements, executed and delivered by each director of the Company as contemplated by Section 6.12, each of which shall remain in full force and effect.
     (f) Employment Agreements. The employment agreements between each of H. Don Norton and Rick W. Anderson and Parent Bank shall remain in full force and effect.
     (g) Consents. The Company shall have obtained each of the consents listed in Section 5.03 of the Disclosure Schedule and any consents of the type required to be identified in Section 5.03 of the Disclosure Schedule but were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to Parent.
     (h) Corporate Documents. Receipt by Parent of:
     (i) Current certificates of good standing for the Company and the Company Bank issued by the appropriate governmental officer as of a date immediately prior to the Effective Date; and
     (ii) A copy, certified by the Secretary of the Company, of resolutions adopted by the board of directors and shareholders of the Company approving this Agreement and the applicable plan of merger.
     (i) Transaction Expenses. The Company shall exercise its commercially reasonable efforts to ensure that at least two Business Days prior to the Effective Time of the Merger, all attorneys, accountants, investment bankers and other advisors and agents for the Company shall have submitted to the Company estimates of their fees and expenses for all services rendered or to be rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, the Company shall have prepared and submitted to Parent a summary of such fees and expenses for the transaction. At or prior to the

Effective Time of the Merger the Company shall use its best efforts to cause such advisors to submit their final bills for all material fees and expenses to the Company for services rendered, a copy of which the Company shall have caused to be delivered to Parent, and based on such summary, the Company shall have prepared and submitted to Parent a final calculation of such fees and expenses. The Company shall have accrued and paid the amount of such fees and expenses as calculated above, after Parent has been given an opportunity to review all such bills and calculation of such fees and expenses.
     (j) Opinion of Parent’s Counsel. Parent shall have received the opinion of Lewis, Rice & Fingersh, L.C., as counsel to Parent, dated the Effective Date, in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code and (ii) each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, Lewis, Rice & Fingersh, L.C. may require and rely upon representations contained in letters from the Company, Parent and/or their officers or principal shareholders as are customary for such opinions. It is expressly acknowledged by the Company that this opinion is only addressed to, and solely for the benefit of, Parent.
     (k) No Challenge. There shall not be pending any proceeding before any Governmental Authority or any other person or entity (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into Parent Common Stock and/or cash pursuant to the Merger, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Parent or the Parent Subsidiaries of all or any portion of the business or assets of the Company and the Company Bank.
     (l) No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to the Company or the Company Bank and no event shall have occurred that would have a Material Adverse Effect with respect to the Company or the Company Bank. Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company to such effect by its Chief Executive Officer and Chief Financial Officer.
     (m) Certification as to Core Deposits. Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer certifying to the best of their knowledge that the average daily balance of Core Deposits for the two calendar months preceding the Effective Date is not less than 90.0% of the average daily balance of Core Deposits for the same two calendar months in the immediately prior calendar year of each such month.
     (n) Dissenting Seller Stockholders. The aggregate number of Company Dissenters’ Shares shall not exceed a number equal to 10% of the number of outstanding shares of Company Common Stock as of the date hereof.
Article VIII
Termination

     8.01. Termination. This Agreement may be terminated, and the Merger may be abandoned:
     (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Company Board and the Parent Board each so determines by vote of a majority of the members of its entire board.
     (b) Breach. At any time prior to the Effective Time, by Parent or the Company if its board of directors so determines by vote of a majority of the members of its entire board, in the event of: (i) a breach by the Company or Parent, respectively, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; (ii) a breach by the Company or Parent, respectively, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or (iii) in the case of a termination by Parent, a breach by a director or directors of any of the covenants or agreements contained in the Voting Agreements, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, provided that such breach (whether under (i), (ii) or (iii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or the Company, as the case may be.
     (c) Delay. At any time prior to the Effective Time, by Parent or the Company if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by June 30, 2007 except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) such party, (ii) Parent Bank or Company Bank (if Parent or the Company, respectively, is the party seeking to terminate) or (iii) any of the directors of the Company (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the directors, his or her obligations under the relevant Voting Agreement.
     (d) No Approval. By the Company or Parent, if the respective board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, (ii) the approval of the Company’s shareholders referred to in Section 7.01(a) herein is not obtained at the Company Meeting or (iii) the approval of Parent’s shareholders referred to in Section 7.01(a) herein is not obtained at the Parent Meeting.
     (e) Acquisition Proposal. By the Company or Parent, if (i) the Company shall have exercised a right specified in the provision set forth in Section 6.07 with respect to any Acquisition Proposal and shall, directly or through agents or representatives, continue discussion with any third party concerning such Acquisition Proposal for more than 10 Business Days after the date of receipt of such Acquisition Proposal; or (ii) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to the specificity of such price proposal) and the Company shall not have rejected such proposal within 10 Business Days of (x) its receipt or (y) the date its existence first becomes publicly disclosed, whichever is earlier.
     (f) Failure to Recommend.
     (i) By Parent, at any time prior to the Company Meeting if the Company shall have breached Section 6.07 or the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent.
     (ii) By Company, at any time prior to the Parent Meeting if the Parent Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of the Company.
     8.02. Effect of Termination and Abandonment.
     (a) Further Liability. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in subsection (b), (c) or (d) below and Section 9.01, (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination and (iii) under any other provision of this Agreement which expressly survives the termination of this Agreement.
     (b) Company Liquidated Damages. If this Agreement is terminated by the Company (i) pursuant to Section 8.01(b) (if Parent is the breaching party) or (ii) pursuant to Section 8.01(f)(ii), then upon such termination Parent shall pay to the Company a termination fee, representing liquidated damages, of $2,000,000. If this Agreement is terminated by the Company as a result of Parent’s failure to obtain shareholder approval pursuant to Section 8.01(d)(iii), then upon such termination Parent shall pay to the Company a termination fee, representing liquidated damages, of $1,000,000.
     (c) Parent Liquidated Damages. If this Agreement is terminated by Parent (i) pursuant to Section 8.01(b) (if the Company or a director of the Company is the breaching party) or (ii) pursuant to Section 8.01(f)(i), then upon such termination the Company shall pay to Parent a termination fee, representing liquidated damages, of $2,000,000. If this Agreement is terminated by Parent as a result of the Company’s failure to obtain shareholder approval pursuant to Section 8.01(d)(ii), then upon such termination the Company shall pay to Parent a termination fee, representing liquidated damages, of $1,000,000.
     (d) Break-Up Fee. Anything in Section 8.02(c) to the contrary notwithstanding, if this Agreement is terminated (i) by the Company or Parent pursuant to Section 8.01(c) or Section 8.01(d)(ii); (ii) by the Company or Parent pursuant to Section 8.01(e); or (iii) by Parent pursuant to Section 8.01(f)(i), or pursuant to Section 8.01(b) (if the Company is the breaching party), after (A) a bona fide Acquisition Proposal for the Company shall have been publicly disclosed, or any person or entity shall have publicly disclosed a bona fide intention (whether or not conditional) to make an Acquisition Proposal, and (B) the Company has (x) determined to pursue such Acquisition Proposal or (y) made no determination as to whether to pursue such Acquisition Proposal within ten (10) Business Days after such public disclosure, then upon such termination the Company shall pay to Parent a termination fee, representing liquidated damages, of $5,000,000.
     (e) Payment of Termination Fee. Any termination fee that becomes payable to a party pursuant to this Section 8.02 shall be paid within two Business Days of termination by wire transfer of immediately available funds to an account designated by the other party. Payment of a termination fee to a party pursuant to this Section 8.02 shall be the sole and exclusive remedy of the party receiving the payment against the paying party with respect to the breach of any covenant or agreement giving rise to such payment.
     (f) Collection of Termination Fee. The Company and Parent agree that the agreements contained in paragraphs (b) (c) and (d) above are an integral part of the transactions contemplated by this Agreement, that without such agreements the Company and Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the party owing the termination fee fails to pay the other party the amounts due under paragraph (b) or (c) or (d) above within the time periods specified in paragraph (e) above, the party owing the termination fee shall pay all costs and expenses incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of Bank of America, N.A. from the date such amounts were required to be paid.
Article IX
Miscellaneous
     9.01. Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10 and 6.16 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.05(e), 8.02 and this Article IX which shall survive any such termination).
     9.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by the Company shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable law.
     9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

     9.04. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Utah (however, not to the exclusion of any applicable federal law), without regard to Utah statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Utah and the federal courts of the United States of America located in the District of Utah solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Utah state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
     9.05. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.
     9.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
     If to the Company to:
Far West Bancorporation
201 East Center Street
Provo, Utah 84606
Attention: H. Don Norton
Telephone: (801) 342-6061
Facsimile: (801) 377-3351
     With copies to:
Ivan T. Call
711 East 440 North
Orem, Utah 84097
Telephone: (801) 225-1836
Facsimile: (801) 225-1836
Jenkens & Gilchrist, a Professional Corporation
1445 Ross Avenue, Suite 3700
Dallas, Texas 75201

Attention: Charles E. Greef or Brian R. Marek
Telephone: (214) 855-4500
Facsimile: (214) 855-4300
     If to Parent to:
AmericanWest Bancorporation
41 West Riverside Avenue, Suite 400
Spokane, Washington 99201
Attention: Robert M. Daugherty
Telephone: (509) 344-5329
Facsimile: (509) 465-9681
     With a copy to:
Lewis, Rice & Fingersh, L.C.
500 North Broadway, Suite 2000
St. Louis, Missouri 63102
Attention: Thomas C. Erb
Telephone: (314) 444-7600
Facsimile: (314) 612-7613
     9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Disclosure Schedule attached hereto and incorporated herein), and the Voting Agreements, the Non-Competition Agreements and the Non-Solicitation Agreements represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Voting Agreements, the Non-Competition Agreements and the Non-Solicitation Agreements supersede any and all other oral or written agreements heretofore made, other than the letter agreement between the parties dated September 21, 2006. Except for Section 6.10, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     9.08. Effect. No provision of this Agreement shall be construed to require the Company, Parent or any Subsidiary, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.
     9.09. Severability. Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.10. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.11. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
     9.12. Enforcement of Confidentiality Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 6.05(e) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.05(e) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

AMERICANWEST BANCORPORATION
By:	/s/ Robert M. Daugherty
	Name:	Robert M. Daugherty
	Title:	President and Chief Executive Officer

FAR WEST BANCORPORATION
By:	/s/ H. Don Norton
	Name:	H. Don Norton
	Title:	President and Chief Executive Officer

EXHIBIT A
VOTING AGREEMENT
     This VOTING AGREEMENT (“Voting Agreement”) is made and entered into as of October ___, 2006 by and between AmericanWest Bancorporation, a Washington corporation (“AmericanWest”), and the signatory hereto (“Shareholder”).
     WHEREAS, AmericanWest and Far West Bancorporation, a Utah corporation (“Far West”), have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Far West will be merged (the “Merger”) with and into AmericanWest, and Far West Bank, a Utah bank and a wholly-owned subsidiary of Far West (“Far West Bank”), will be merged with and into AmericanWest Bank, a Washington banking corporation and a wholly-owned subsidiary of AmericanWest (“AmericanWest Bank”), and pursuant to which Shareholder will receive, for each share of Far West common stock (“Far West Common Stock”) held, such consideration as set forth in the Merger Agreement for all of Shareholder’s shares of Far West Common Stock; and
     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, AmericanWest has required that Shareholder, solely in Shareholder’s capacity as a Far West shareholder, enter into, and Shareholder has agreed to enter into, this Voting Agreement.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration (the receipt, adequacy and sufficiency of which the parties hereby acknowledge by their execution hereof), the parties hereby agree as follows:
     1. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to AmericanWest as follows:
     (a) Authority. Shareholder has all necessary power and authority to enter into this Voting Agreement and perform all of such Shareholder’s obligations hereunder. This Voting Agreement has been duly and validly executed and delivered by Shareholder (and Shareholder’s spouse, if the Shares (as defined below) constitute joint or community property) and constitutes a valid and binding agreement of and is enforceable against Shareholder, and Shareholder’s spouse, as the case may be, in accordance with its terms.
     (b) Ownership of Shares. Shareholder is the beneficial owner or record holder of the number of shares of Far West Common Stock indicated under Shareholder’s name on the signature page hereto (the “Existing Shares”, and together with any shares of Far West Common Stock acquired by Shareholder after the date hereof, the “Shares”) and, as of the date hereof, the Existing Shares constitute all the shares of Far West Common Stock owned of record or beneficially by Shareholder. With respect to the Existing Shares, subject to applicable community property laws, Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 hereof, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Voting Agreement.
     (c) No Conflicts. Neither the execution and delivery of this Voting Agreement nor the performance by Shareholder of Shareholder’s obligations hereunder will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which Shareholder is a party or by which Shareholder or the Shares are bound.
     2. Voting Agreement and Agreement Not to Transfer.
     (a) Voting. Shareholder hereby agrees to vote all of the Shares held by Shareholder (i) in favor of the principal terms of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Far West under the Merger Agreement; and (iii) except with the prior written consent of AmericanWest, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Far West or Far West Bank; (B) any sale, lease or transfer of a material amount of the assets of Far West or Far West Bank; (C) any change in the majority of the board of directors of Far West; (D) any material change in the present capitalization of Far West; (E) any amendment of Far West’s Articles of Incorporation or the equivalent organizational documents of Far West Bank; (F) any other material change in the corporate structure or business of Far West or Far West Bank; or (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to AmericanWest of the transactions contemplated by the Merger Agreement. Shareholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined below) to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.
     (b) Transfers. Shareholder hereby agrees not to (i) sell, transfer, assign or otherwise dispose of any of his or her Shares without the prior written consent of AmericanWest, other than Shares sold or surrendered to pay the exercise price of any stock options or to pay taxes or satisfy Far West’s withholding obligations with respect to any taxes resulting from such exercise or (ii) pledge, mortgage or encumber such Shares. Any permitted transferee of Shares must become a party to this Voting Agreement and any purported transfer of Shares to a person or entity that has not become a party hereto shall be null and void.
     3. Cooperation. Shareholder agrees that he or she will not directly or indirectly solicit any inquiries or proposals from any person relating to any proposal or transaction for the disposition of the business or assets of Far West or Far West Bank or the acquisition of voting securities of Far West or Far West Bank or any business combination between Far West or Far West Bank and any person other than AmericanWest and AmericanWest’s affiliates.
     4. Shareholder Capacity. Shareholder is entering this Voting Agreement in his or her capacity as the record or beneficial owner of Shareholder’s Shares, and not in his or her capacity as a director of Far West or Far West Bank. Nothing in this Voting Agreement shall be deemed in any manner to limit the discretion of Shareholder to take any action, or fail to take any action, in his or her capacity as a director of Far West or Far West Bank, that may be required of Shareholder in the exercise of his or her duties and responsibilities as a director of Far West or Far West Bank.
     5. Termination. The obligations of Shareholder hereunder shall terminate upon the consummation of the Merger. If the Merger is not consummated, the obligations of Shareholder hereunder shall terminate upon the termination of the Merger Agreement in accordance with its terms; provided that if, in the event of such termination, Far West is required to pay AmericanWest a termination fee specified in Section 8.02 of the Merger Agreement, those obligations set forth in Sections 2(a)(ii), 2(a)(iii)(G) and the last sentence of Section 2(a) hereof shall survive until Far West pays the specified termination fee to AmericanWest. In addition, if Far West is required to pay AmericanWest a termination fee specified in Section 8.02 of the Merger Agreement, Far West’s payment of the termination fee is the sole remedy for any breach of this Voting Agreement. The “Termination Date” for any particular provision hereunder shall be the date of termination of Shareholder’s obligations for such provision.
     6. Specific Performance. Shareholder acknowledges that damages would be an inadequate remedy to AmericanWest for an actual or prospective breach of this Voting Agreement and that the obligations of Shareholder hereto shall be specifically enforceable.
     7. Liability. Notwithstanding any breach of this Voting Agreement by Shareholder, if the Merger is completed on substantially the same terms as contemplated by the Merger Agreement, no liability will accrue to Shareholder.
     8. Miscellaneous.
     (a) Definitional Matters.
     (i) Unless the context otherwise requires, “person” shall mean a corporation, association, partnership, joint venture, organization, business, individual, trust, estate or any other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).
     (ii) All capitalized terms used but not defined in this Voting Agreement shall have the respective meanings that the Merger Agreement ascribes to such terms.
     (iii) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting Agreement.
     (b) Entire Agreement. This Voting Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
     (c) Parties in Interest. This Voting Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Voting Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Voting Agreement.
     (d) Assignment. This Voting Agreement shall not be assigned without the prior written consent of the other party hereto; provided, that AmericanWest may assign any of its rights and obligations hereunder to any of its affiliates.
     (e) Modifications. This Voting Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

     (f) Severability. If any provision of this Voting Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Voting Agreement, shall not be affected.
     (g) Governing Law. This Voting Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Utah without regard to the conflicts of law principles thereof.
     (h) Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Voting Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not it proceeds to judgment) and (b) any post judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.
     (i) Validity. The invalidity or unenforceability of any provision of this Voting Agreement shall not affect the validity or enforceability of any other provision of this Voting Agreement, each of which shall remain in full force and effect.
     (j) Counterparts. This Voting Agreement may be executed in two or more counterparts or facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     (k) Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter’s confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):
     If to AmericanWest, to:
AmericanWest Bancorporation
Address: 41 West Riverside Avenue, Suite 400
Spokane, Washington 99201
Telephone: (509) 344-5329
Facsimile: (509) 465-9618
Attention: Robert M. Daugherty
     with a copy to:
Lewis, Rice & Fingersh, L.C.
500 North Broadway, Ste. 2000

St. Louis, MO 63102
Telephone: (314) 444-7600
Facsimile: (314-612-7613
Attention: Thomas C. Erb
     If to Shareholder, to the address noted on the signature page hereto.
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     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

AMERICANWEST BANCORPORATION

By:
Name: R. Blair Reynolds
Title: Executive Vice President and General Counsel

SHAREHOLDER:

Name:

Number of Shares:

Number of Stock Options:

Address for Notices:

EXHIBIT B
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
     This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of October ___, 2006, by and between ___(“Director”) and AmericanWest Bancorporation, a Washington corporation (“AmericanWest”).
     WHEREAS, Director is a director of Far West Bancorporation, a Utah corporation with its principal place of business in Provo, Utah (“Far West”); and
     WHEREAS, AmericanWest and Far West have proposed to enter into the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which (i) Far West will merge with and into AmericanWest, (ii) Far West Bank, a Utah bank and a wholly-owned subsidiary of Far West (“Far West Bank”), will merge with and into AmericanWest Bank, a Washington banking corporation and a wholly-owned subsidiary of AmericanWest (“AmericanWest Bank”), and (iii) Director will receive such consideration as is set forth in the Merger Agreement for all of Director’s shares of common stock of Far West; and
     WHEREAS, in order to induce AmericanWest to enter into the Merger Agreement and to minimize the risk that AmericanWest will lose the benefit of the goodwill and other assets being acquired, Director has agreed to restrict his activities in accordance with the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt of and sufficiency of which the parties hereto hereby acknowledge, the parties hereto hereby agree as follows:
     1. Non-Competition, Non-Solicitation; Confidentiality.
          (a) Definitions. For purposes of this Agreement:
     (i) “Client” means any client or prospective client of the Company (as defined below) or its affiliates whose identity became known to Director in connection with his relationship with the Company or its affiliates;
     (ii) “Company” means (i) Far West and Far West Bank prior to the Effective Time (as defined in the Merger Agreement), and (ii) at and following the Effective Time “Company” means AmericanWest and its affiliates;
     (iii) “Restricted Business” shall mean any activity closely and customarily associated with commercial banking or the operation of an institution the deposits of which are insured by the Federal Deposit Insurance Corporation (but for purposes of clarification and removal of doubt, Restricted Business shall not include investment banking (including bond issues supported by bank or other letters of credit), investment advisory, broker-dealer or similar investment activities);
     (iv) “Restricted Territory” shall mean the geographic area consisting of the State of Utah; and

     (v) “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.
          (b) Agreement. Director agrees that for the period commencing on the Effective Date (as defined in the Merger Agreement) and ending on the date that is the 24-month anniversary of the Effective Date, Director shall not, directly or indirectly, engage in or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or other entity or business that engages in a Restricted Business in the Restricted Territory; provided, that this provision shall not prohibit Director from owning bonds, preferred stock or up to five percent of the outstanding shares of common stock of any such entity if such common stock is publicly traded.
          (c) No Solicitation. Director further agrees that he shall not, directly or indirectly, during the period commencing on the Effective Date and ending on the date that is the 24-month anniversary of the Effective Date, nor shall he cause or induce any corporation, partnership, limited liability company or other entity to: (i) solicit any Client for any purpose with respect to a Restricted Business or Solicit any Client to reduce or refrain from doing any business with the Company or its affiliates, (ii) transact business with any Client that would cause Director to be engaged in a Restricted Business with such Client in a Restricted Territory, (iii) interfere with or damage any relationship between the Company or its affiliates and a Client or (iv) Solicit anyone who is then an employee of the Company or its affiliates (or who was an employee of the Company or its affiliates within the prior 12 months) to resign from the Company or its affiliates or to apply for or accept employment with, or to act as an agent, consultant, independent contractor or partner in, any other business or enterprise. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not directed at any or all of the Clients or employees of the Company or any of its affiliates. For purposes of subsection (iv) of this Section 1(c), Director shall not be prohibited from soliciting any former employees of the Company or its affiliates who have been terminated by the Company or one of its affiliates.
          (d) Confidentiality. Director hereby acknowledges that, as a director of Far West and/or Far West Bank, he makes use of, acquires and adds to confidential information of a special and unique nature and value relating to Far West and Far West Bank and their respective strategic plans and financial operations (such information, the “Confidential Information”). Director further recognizes and acknowledges that all Confidential Information is the exclusive property of Far West or Far West Bank, as the case may be, is material and confidential, and is critical to the successful conduct of the business of Far West or Far West Bank, as the case may be. Accordingly, Director hereby covenants and agrees that he will use Confidential Information for the benefit of the Company only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter, divulge, reveal or communicate any Confidential Information to any person, firm, corporation or entity whatsoever, or use any Confidential Information for his own benefit or for the benefit of others.
          (e) Separate Covenants. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) contained in the preceding paragraphs of this Section 1, then such unenforceable covenants (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

          (f) Reformation. In the event that the provisions of this Section 1 should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable laws.
          (g) Specific Performance. Director acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Section 1 and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that AmericanWest shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Director from violating any of such provisions of this Agreement. In connection with any action or proceeding for injunctive relief, Director hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each such provision of this Section 1 specifically enforced against Director, without the necessity of posting bond or other security against Director, and consents to the entry of injunctive relief against Director enjoining or restraining any breach or threatened breach of such provisions of this Section 1.
          (h) Survival. Any termination of Director’s employment or of this Agreement (or breach of this Agreement by Director or AmericanWest) shall have no effect on the continuing operation of this Section 1.
     2. Miscellaneous.
          (a) Amendment; Waiver. This Agreement may not be modified or amended except by a written instrument signed by authorized representatives of both parties and referring specifically to this Agreement. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.
          (b) Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts or facsimile counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.
          (c) Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not it proceeds to judgment) and (b) any post judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.
          (d) Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Utah without regard to the conflicts of law principles thereof.
          (e) Jurisdiction. Any legal action or proceeding with respect to this Agreement or the Merger Agreement may be brought in the courts of the State of Utah or of the United States of

America for the District of Utah and, by execution and delivery of this Agreement, each of Director and AmericanWest hereby accepts for himself and itself and in respect of his or its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of Director and AmericanWest irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 2(f) below, such service to become effective 30 days after such delivery.
          (f) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or next-day courier:
     if to AmericanWest, at
AmericanWest Bancorporation
Address: 41 West Riverside Avenue, Suite 400
Spokane, Washington 99201
Telephone: (509) 344-5329
Facsimile: (509) 465-9618
Attention: Robert M. Daugherty
     if to Director, at the address set forth on the signature page hereto or to such other persons or addresses as may be designated in writing by the party to receive such notice.
          (g) Entire Agreement, etc. This Agreement (i) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral among the parties with respect to the subject matter hereof, and (ii) shall not be transferable or assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, that AmericanWest may assign any of its rights and obligations hereunder to any of its affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of AmericanWest or any of its subsidiaries or any entity with or into which AmericanWest or any of its subsidiaries may be consolidated or merged.
          (h) Captions. The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
     3. Term of Agreement; Termination.
     This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
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     IN WITNESS WHEREOF, the parties have executed this Non-Competition and Non-Solicitation Agreement as of the date first written above.

AMERICANWEST BANCORPORATION

By:

	Name:	R. Blair Reynolds
	Title:	Executive Vice President and
General Counsel

DIRECTOR

By:

Name:

Address:

Telephone:

Facsimile:

Attention:

EXHIBIT C
AmericanWest Bancorporation
41 West Riverside Avenue, Suite 400
Spokane, Washington 99201
Ladies and Gentlemen:
     I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Far West Bancorporation, a Utah corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of October ___, 2006 (the “Merger Agreement”), by and between AmericanWest Bancorporation (“AmericanWest”) and the Company, the Company will be merged into AmericanWest (the “Merger”), and that as a result of the Merger, I may be eligible to receive shares of common stock of AmericanWest (“AmericanWest Common Stock”) in exchange for shares of Company Common Stock (as defined in the Merger Agreement) owned by me.
     I hereby represent, warrant and covenant to AmericanWest that in the event I receive any AmericanWest Common Stock pursuant to the Merger:
     1. I shall not make any sale, transfer or other disposition of the AmericanWest Common Stock in violation of the Act or the Rules and Regulations.
     2. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of AmericanWest Common Stock to the extent I believed necessary with my counsel or with counsel for the Company.
     3. I have been advised that any issuance of AmericanWest Common Stock to me pursuant to the Merger Agreement has been registered with the SEC on a registration statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted to the shareholders of the Company for approval I may be an “affiliate” of the Company, any sale or disposition by me of any of the AmericanWest Common Stock may only be made, under current law, in accordance with the provisions of paragraph (d) of Rule 145 under the Act, pursuant to an effective registration statement under the Act or pursuant to an exemption thereunder. I agree that I will not sell, transfer, or otherwise dispose of AmericanWest Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act; (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 144 promulgated by the SEC under the Act; or (iii) in the written opinion of counsel, which opinion and counsel shall be reasonably acceptable to AmericanWest, such sale, transfer or other disposition is otherwise exempt from registration under the Act.
     4. I understand that AmericanWest is under no obligation to register the sale, transfer or other disposition of the AmericanWest Common Stock by me or on my behalf or to take any other action necessary to make compliance with an exemption from registration available.
     5. I understand that stop transfer instructions will be given to AmericanWest’s transfer agent with respect to AmericanWest Common Stock and that there will be placed on the certificates for the AmericanWest Common Stock issued to me, or any substitutions therefor, a legend stating in substance:
“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”
     6. I also understand that unless the transfer by me of my AmericanWest Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, AmericanWest reserves the right to put the following legend on the certificates issued to my transferee:
“The sale of the shares represented by this certificate has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the shares were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act.”
     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legends set forth in paragraphs (5) or (6) above, as the case may be, shall be removed by delivery of substitute certificates without such legend, and the related stop transfer of restrictions shall be lifted forthwith, if (i) any such shares of AmericanWest Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of AmericanWest Common Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Act, or (iii) I am not at the time an affiliate of AmericanWest and have been the beneficial owner of the AmericanWest Common Stock for at least one year (or such other period as may be prescribed by the Act and the Rules and Regulations), and AmericanWest has filed with the SEC all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, or (iv) I am not and have not been for at least three months an affiliate of AmericanWest and have been the beneficial owner of the AmericanWest Common Stock for at least two years (or such other period as may be prescribed by the Act and the Rules and Regulations), or (v) AmericanWest shall have received a letter from the Staff of the SEC, or a written opinion of counsel, which opinion and counsel shall be reasonably acceptable to AmericanWest, to the effect that the stock transfer restrictions and the legend are not required.

Sincerely,

Dated:

Accepted this ____ day of _________, 2006

AMERICANWEST BANCORPORATION

By:

Name:

Title:

EXHIBIT D
STATE OF WASHINGTON
SECRETARY OF STATE
ARTICLES OF MERGER OF FAR WEST BANCORPORATION WITH AND INTO AMERICANWEST BANCORPORATION
     Pursuant to Section 23B.11.050 of the Revised Code of Washington, the undersigned as the corporations in a merger hereby submit the following information:
1.	The names of the corporations proposing to merge are FAR WEST BANCORPORATION (“Far West”), a Utah corporation, and AMERICANWEST BANCORPORATION (“AmericanWest”), a Washington corporation.

2.	The name of the surviving corporation is AmericanWest Bancorporation.

3.	Attached hereto as Exhibit A, and incorporated herein by this reference, is the Agreement and Plan of Merger which sets forth the plan of merger under which Far West will merge with and into AmericanWest.

4.	(a) The merger was duly approved by the shareholders of AmericanWest pursuant to Section 23B.11.030 of the Revised Code of Washington.

(b) The merger was duly approved by the shareholders of Far West pursuant to Section 16-10a-1103 of the Utah Code.

5.	The effective time of these Articles of Merger shall be ___.m., Pacific Time, on ___.
Dated:

FAR WEST BANCORPORATION	AMERICANWEST BANCORPORATION

By:	By:

D-1